EXHIBIT 10.96
***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
And 240.24b-2
SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT is made and entered into this 1st day of August, 2006 (the “Effective Date”), by and among Bayer Corporation, an Indiana corporation whose principal place of business is 100 Bayer Road, Pittsburgh, Pennsylvania (”Bayer Corp.”), Bayer HealthCare LLC, a Delaware limited liability company wholly-owned by Bayer Corp. whose principal place of business is 555 White Plains Road, Tarrytown, New York (“Bayer HealthCare” and, together with Bayer Corp. and their respective predecessors and successors in interest, “Bayer”), and Gen-Probe Incorporated, a Delaware corporation whose principal place of business is 10210 Genetic Center Drive, San Diego, California (together with its predecessors and successors in interest, “Gen-Probe”). Each of Bayer and Gen-Probe are sometimes referred to herein, individually, as a “Party” and, together, as the “Parties.”
     WHEREAS, the Parties wish to settle their claims against each other in the following legal actions (collectively, the “Actions”): (i) the lawsuit titled Gen-Probe Inc. v. Bayer HealthCare LLC, et al. brought in the U.S. District Court for the Southern District of California (San Diego), Case Number 04-CV-565, naming Bayer HealthCare and Bayer Corp. as defendants and alleging certain patent infringement claims (“California Action 565”); (ii) the lawsuit titled Gen-Probe Inc. v. Bayer HealthCare

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LLC, et al. brought in the U.S. District Court for the Southern District of California (San Diego), Case Number 05-CV-1668, naming Bayer HealthCare and Bayer Corp. as defendants and alleging certain patent infringement claims (“California Action 1668”); (iii) the lawsuit titled Bayer HealthCare, LLC v. Gen-Probe Incorporated brought in the U.S. District Court for the District of Massachusetts (Boston), Case Number 05-12084-RCL, naming Gen-Probe as defendant and alleging certain claims for breach of contract (the “Massachusetts Action”); (iv) the arbitration titled Gen-Probe Incorporated v. Bayer HealthCare LLC, et al., JAMS Reference Number 1240015058 (“JAMS Arbitration 058”); and (v) the arbitration titled Bayer HealthCare LLC v. Gen-Probe Incorporated, JAMS Reference Number 1100045987 (“JAMS Arbitration 987” and, together with JAMS Arbitration 058, the “JAMS Arbitrations”);
     WHEREAS, on June 15, 2006, Bayer HealthCare and Gen-Probe entered into a Short Form Settlement Agreement pursuant to which Bayer HealthCare and Gen-Probe agreed to resolve the Actions, and in particular, to negotiate final, definitive documentation with respect to the settlement in good faith; and
     WHEREAS, the Parties hereto confirm their desire to settle and resolve their claims against each other in the Actions and intend to memorialize their settlement in this definitive agreement (the “Settlement Agreement”);
     NOW, THEREFORE, in exchange for the mutual promises and covenants contained herein and other good and valuable consideration the receipt and sufficiency

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of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:
1.0 Definitions
     As used in this Settlement Agreement, the following terms shall have the meanings set forth below:
     1.1 “Actions” has the meaning assigned in the recitals.
     1.2 “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a specified Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means: the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the beneficial ownership (within the meaning of the Securities Exchange Act of 1934, as amended) of voting securities, by contract or otherwise and shall include the beneficial ownership (within the meaning of the Securities Exchange Act of 1934, as amended) of at least fifty percent (50%) of the voting securities of that Person.
     1.3 “Bayer” has the meaning assigned in the preamble.
     1.4 “bDNA” means the fundamental branched nucleic acid method of signal amplification of nucleic acids claimed in United States Patent No. 5,849,481 and employed in the VERSANT® bDNA tests listed in Schedule 2, and modifications or

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enhancements to such method that do not materially modify the basic operation or basic performance of such method.
     1.5 “bDNA Nucleic Acid Assays” means Nucleic Acid Assays with respect to which bDNA is the sole method of amplification.
     1.6 “Blood Screening” means: (i) the screening of blood, plasma or blood components intended for transfusion or for use in blood products (e.g., immunoglobulins), and (ii) the screening of any biological materials intended for transfusion or transplantation, in each case, from any donor, including autologous donors.
     1.7 “California Action 565” has the meaning assigned in the recitals.
     1.8 “California Action 1668” has the meaning assigned in the recitals.
     1.9 “Chiron” means Chiron Corporation, and its predecessors and successors in interest.
     1.10 “Chiron IVD Know-How” means any and all know-how that relates to end-point TMA Assays for HCV and/or HIV and that was owned or controlled by Chiron as of the effective date of the Chiron License Agreement and was licensed to Bayer pursuant to the Chiron License Agreement. For the avoidance of doubt, Bayer has no obligation to provide any know-how, whether or not licensed by Chiron to Bayer under the Chiron License Agreement, to Gen-Probe or its Affiliates during the term of this Sublicense Agreement or thereafter.

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     1.11 “Chiron License Agreement” means that certain Cross-License Agreement by and between Chiron and Chiron Diagnostics Corporation, as predecessor-in-interest of Bayer, effective as of November 30, 1998, as amended on June 30, 2005, and as amended from time to time hereafter.
     1.12 “Chiron Patents” means all HCV and HIV patents and patent applications (or any patents issued thereon) of Chiron related to In Vitro Diagnostics as to which Bayer, and/or any of its Affiliates, has acquired license rights with the right to sublicense pursuant to the Chiron License Agreement as of the Effective Date, including those United States patents listed on Schedule 1.
     1.13 “Collaboration Agreement” means the Agreement dated June 11, 1998 to which Gen-Probe and Bayer (as successor-in-interest to Chiron, CDC and Bayer Corporation in the field of In Vitro Diagnostics) are parties, together with a Supplemental Agreement to the Collaboration Agreement, dated April 2, 2001.
     1.14 “Current Bayer NAD Products” means the products of Bayer identified on Schedule 2, as manufactured, used, imported and sold by, or for, Bayer as of the Effective Date and any such products incorporating modifications, releases, revisions, updates or enhancements that do not materially modify the basic construction, basic operation or basic performance thereof.
     1.15 “Current TIGRIS Instrument” has the meaning assigned in Section 1.40.
     1.16 “Dispute” has the meaning assigned in Section 8.2.

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     1.17 “DTS Systems” means one or more of the following testing systems: the DTS® 400, the DTS® 800, and the DTS® 1600.
     1.18 “DTS Supply Exercise Notice” has the meaning assigned in Article 7.
     1.19 “Effective Date” has the meaning assigned in the preamble.
     1.20 “Excluded Third Party Product” means a product that is packaged under and/or labeled with the name and/or trademark of a Major IVD Party but not the name and/or trademark of Bayer or a Bayer Affiliate.
     1.21 “Future Bayer bDNA HIV, HBV, HCV Assays” means any and all bDNA Nucleic Acid Assays of Bayer for HIV, HBV and/or HCV that are not Current Bayer NAD Products.
     1.22 “Future Bayer Other Nucleic Acid Assays” means any and all Nucleic Acid Assays of Bayer that are not Current Bayer NAD Products or Future bDNA HIV, HBV, HCV Assays.
     1.23 “Future Gen-Probe Instruments” means any and all future instrument systems of Gen-Probe, including systems for use in Blood Screening and/or in In Vitro Diagnostics. For the avoidance of doubt, Future Gen-Probe Instruments shall not include the TIGRIS Instrument.
     1.24 “Gen-Probe” has the meaning assigned in the preamble.
     1.25 “HBV” means hepatitis B virus.
     1.26 “HCV” means hepatitis C virus.
     1.27 “HIV” means human immunodeficiency virus.

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     1.28 “In Vitro Diagnostics” means the in vitro testing of human specimens for the purpose of diagnosis, prognosis or monitoring the progress of disease or monitoring the effect of treatment of disease in the human from whom the specimens were taken, but excluding Blood Screening.
     1.29 “JAMS Arbitration 058” has the meaning assigned in the recitals.
     1.30 “JAMS Arbitration 987” has the meaning assigned in the recitals.
     1.31 “JAMS Arbitrations” has the meaning assigned in the recitals.
     1.32 “Major IVD Party” means a Third Party that has global annual sales of In Vitro Diagnostics products in excess of $300 million.
     1.33 “Massachusetts Action” has the meaning assigned in the recitals.
     1.34 “Nucleic Acid Assay” means an assay for the detection or quantification of nucleic acid sequences.
     1.35 “Party” and “Parties” have the meanings assigned in the preamble.
     1.36 “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
     1.37 “Settlement Agreement” has the meaning assigned in the recitals.
     1.38 “Specific Bayer Patent Rights” means (a) the Specific Bayer Patents, (b) any and all divisions, continuations, extensions, renewals, reissues, and reexamination certificates thereof, (c) any and all patents and patent applications claiming or otherwise entitled to common priority therewith and (d) any and all foreign or United States patent equivalents of the foregoing.

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     1.39 “Specific Bayer Patents” means the patents and patent applications identified on Schedule 3.
     1.40 “Specific Gen-Probe Patent Rights” means (a) the Specific Gen-Probe Patents, (b) any and all divisions, continuations, extensions, renewals, reissues, and reexamination certificates thereof, (c) any and all patents and patent applications claiming or otherwise entitled to common priority therewith and (d) any and all foreign or United States patent equivalents of the foregoing; provided, however, that (i) no patent or patent application claiming or otherwise entitled to common priority with U.S. Patent No. 5,955,261, and no division, continuation, extension, renewal, reissue, or reexamination certificate of any such patent or patent application and no foreign or United States equivalent of the foregoing shall be included within the “Specific Gen-Probe Patent Rights” if and to the extent such patent, patent application, division, continuation, extension, renewal, reissue, reexamination certificate or foreign or United States equivalent claims methods, compositions or articles of manufacture for the detection of ribosomal nucleic acid targets or transfer nucleic acid targets, and (ii) U.S. Patent No. 5,932,416, any and all divisions, continuations, extensions, renewals, reissues, and reexamination certificates thereof, and any and all foreign or United States patent equivalents of the foregoing shall not be included within the Specific Gen-Probe Patent Rights if and to the extent such division, continuation, extension, renewal, reissue, reexamination certificate or foreign or United States equivalent claims methods,

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compositions or articles of manufacture within the scope of the subject matter claimed in U.S. Patent No. 5,932,416.
     1.41 “Specific Gen-Probe Patents” means the patents identified on Schedule 4.
     1.42 “Stipulated Final Award” has the meaning assigned in Section 6.4.
     1.43 “Sublicense Agreement” has the meaning assigned in Article 3.
     1.44 “Third Party” means any Person other than Bayer and Gen-Probe or their Affiliates.
     1.45 “TIGRIS Instrument” means the TIGRIS® automated instrument system for use with end-point TMA Nucleic Acid Assays, including for Blood Screening and in In Vitro Diagnostics, as manufactured, used, imported and sold by or for Gen-Probe as of the Effective Date (the “Current TIGRIS Instrument”) and any modification, release, revision, update or enhancement thereto, solely as such modification, release, revision, update or enhancement does not materially modify the basic construction, basic operation or basic performance of the Current TIGRIS Instrument. For the avoidance of doubt, TIGRIS Instrument does not include any instrument system for use in Nucleic Acid Assays that provide any kinetic or “real-time” results.
     1.46 “TMA” means the methods for target amplification of nucleic acid, using reverse transcriptase and RNA polymerase, claimed in United States Patent No. 5,399,491.
     1.47 “TMA Nucleic Acid Assays” means Nucleic Acid Assays with respect to which TMA is the sole method of amplification.

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     The words “hereof”, “herein” and “hereunder” and words of like import used in this Settlement Agreement shall refer to this Settlement Agreement as a whole and not to any particular provision of this Settlement Agreement. References to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Settlement Agreement unless otherwise specified. All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Settlement Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Settlement Agreement. Any singular term in this Settlement Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Settlement Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time. References to any Person include the permitted successors and assigns of that Person. Any reference to “days” means calendar days unless otherwise specified. This Settlement Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Nothing in this Settlement Agreement shall be construed as an admission by any Party of any breach, liability or wrongdoing with respect to the subject matter of the Actions.

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2.0 Execution and Delivery of Releases
     2.1 Contemporaneous with the execution and delivery of this Settlement Agreement, Bayer, by its authorized representatives, shall have executed and delivered to Gen-Probe a Release in the form attached hereto as Exhibit A, which release shall be effective as of the Effective Date.
     2.2 Contemporaneous with the execution and delivery of this Settlement Agreement, Gen-Probe, by its authorized representative, shall have executed and delivered to Bayer a Release in the form attached hereto as Exhibit B, which release shall be effective as of the Effective Date.
3.0 Sublicense Granted by Bayer to Gen-Probe
     Contemporaneous with the execution and delivery of this Settlement Agreement, authorized representatives of Gen-Probe and Bayer HealthCare shall have executed and delivered the Sublicense Agreement concerning the Chiron Patents and Chiron IVD Know How attached hereto as Exhibit C (the “Sublicense Agreement”).
4.0 Freedom to Operate Rights
     4.1 Gen-Probe hereby covenants not to sue Bayer, its Affiliates, officers, directors, employees, distributors, representatives, attorneys, customers to the extent of products acquired from Bayer and its Affiliates, suppliers to the extent of products produced for Bayer, or their respective successors, heirs and assigns, for infringement of existing and future patents of Gen-Probe or its Affiliates, anywhere in the world, solely

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to the extent such infringement arises from the manufacture, use, import or sale by, or for, Bayer of the Current Bayer NAD Products.
     4.2 Gen-Probe hereby covenants not to sue Bayer, its Affiliates, officers, directors, employees, distributors, representatives, attorneys, customers to the extent of products acquired from Bayer and its Affiliates, suppliers to the extent of products produced for Bayer, or their respective successors, heirs and assigns, for infringement of existing and future patents of Gen-Probe or its Affiliates, anywhere in the world, solely to the extent such infringement arises from the manufacture, use, import or sale by, or for, Bayer of Future Bayer bDNA HIV, HBV, HCV Assays.
     4.3 Gen-Probe hereby covenants not to sue Bayer, its Affiliates, officers, directors, employees, distributors, representatives, attorneys, customers to the extent of products acquired from Bayer and its Affiliates, suppliers to the extent of products produced for Bayer, or their respective successors, heirs and assigns, for infringement of any claim within the Specific Gen-Probe Patent Rights solely to the extent such infringement arises from the manufacture, use, import or sale by, or for, Bayer of Future Bayer Other Nucleic Acid Assays.
     4.4 Bayer hereby covenants not to sue Gen-Probe, its Affiliates, officers, directors, employees, distributors, representatives, attorneys, customers to the extent of products acquired from Gen-Probe and its Affiliates, suppliers to the extent of products produced for Gen-Probe, or their respective successors, heirs and assigns, for infringement of existing and future patents of Bayer or its Affiliates, anywhere in the

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world, (excluding the Chiron Patents) solely to the extent such infringement arises from the manufacture, use, import or sale by, or for, Gen-Probe of the TIGRIS Instrument.
     4.5 Bayer hereby covenants not to sue Gen-Probe, its Affiliates, officers, directors, employees, distributors, representatives, attorneys, customers to the extent of products acquired from Gen-Probe and its Affiliates, suppliers to the extent of products produced for Gen-Probe, or their respective successors, heirs and assigns, for infringement of any claim within the Specific Bayer Patent Rights solely to the extent such infringement arises from the manufacture, use, import or sale by, or for, Gen-Probe of Future Gen-Probe Instruments. Bayer hereby represents and warrants that the Specific Bayer Patents constitute all of the patents and patent applications applicable to the manufacture, use, import or sale of the Current TIGRIS Instrument held by Bayer or any of its Affiliates as of the Effective Date.
     4.6 The covenants not to sue granted under this Article 4: (a) shall apply and extend to the Affiliates of Bayer and of Gen-Probe, as applicable, only so long as such Persons retain their status as Affiliates of the relevant Party and (b) subject to the termination of such covenants, as set forth in Section 4.7, shall continue in full force and effect notwithstanding any alienation of the subject patents by Bayer or Gen-Probe or their respective Affiliates, as applicable.
     4.7 Not withstanding any other provision in this Agreement, the covenants not to sue in favor of any Party under this Article 4 shall not extend to the manufacture,

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use, import or sale by, or for, such Party (or such Party’s Affiliate) of Excluded Third Party Products or components thereof.
     4.8 The covenants not to sue granted under this Article 4 shall continue in full force and effect until the expiration of the last applicable patent to expire.
5.0 Payments
     5.1 In partial consideration for the covenants not to sue granted under Article 4, within fifteen (15) days of the Effective Date, Bayer shall pay to Gen-Probe an initial, lump-sum, non-refundable license fee in the amount of five million dollars ($5,000,000) by wire transfer of immediately available funds to Gen-Probe’s account pursuant to the following instructions: Account number 4721117042, Wells Fargo Bank, San Diego, CA 92122, routing number 121000248.
     5.2 In the event that Bayer makes, has made, imports, or sells any Current Bayer NAD Product, any Future Bayer bDNA HIV, HBV, HCV Assay or any Future Bayer Other Nucleic Acid Assay on or after January 1, 2007 (“Bayer Royalty Event No. 1”), then Bayer shall pay to Gen-Probe a one-time, lump-sum, non-refundable license fee in the amount of ten million three hundred thousand dollars ($10,300,000) by wire transfer of immediately available funds to the account notified by Gen-Probe to Bayer in writing. If such Royalty Event No. 1 occurs in January 2007, such one-time license fee shall be paid by Bayer to Gen-Probe no later than January 31, 2007. Bayer shall provide written notice to Gen-Probe within five (5) business days of January 1, 2007 as to whether Bayer believes the payment described in this Section 5.2 is due. If such Royalty

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Event No. 1 occurs after January 31, 2007, such one-time license fee shall be paid by Bayer to Gen-Probe no later than one (1) month after such occurrence.
     5.3 In the event that Bayer makes, has made, imports, or sells any Current Bayer NAD Product, any Future Bayer bDNA HIV, HBV, HCV Assay, or any Future Bayer Other Nucleic Acid Assay on or after January 1, 2008 (“Royalty Event No. 2”), then Bayer shall pay to Gen-Probe a one-time, lump-sum, non-refundable royalty of sixteen million four hundred thousand dollars ($16,400,000) by wire transfer of immediately available funds to the account notified by Gen-Probe to Bayer in writing. If such Royalty Event No. 2 occurs in January 2008, such one-time license fee shall be paid by Bayer to Gen-Probe no later than January 31, 2008. Bayer shall provide written notice to Gen-Probe within five (5) business days of January 1, 2008 as to whether Bayer believes the payment described in this Section 5.3 is due. If such Royalty Event No. 2 occurs after January 31, 2008, such one-time license fee shall be paid by Bayer to Gen-Probe no later than one (1) month after such occurrence.
     5.4 No license fees, royalties or other payments, except for those explicitly set forth in this Article 5, shall be payable by any Party in respect of the covenants not to sue granted under Article 4.
6.0 Disposition of Actions
     6.1 Contemporaneous with the execution and delivery of this Settlement Agreement and documents in the forms attached hereto as Exhibits A, B and C, the Parties shall execute and, promptly thereafter, but in any event within two (2) business

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days, file a stipulation of dismissal with prejudice of Gen-Probe’s claims and Bayer HealthCare’s and Bayer Corp.’s counterclaims in California Action 565 in the form attached hereto as Exhibit D.
     6.2 Contemporaneous with the execution and delivery of this Settlement Agreement and documents in the forms attached hereto as Exhibits A, B and C, the Parties shall execute and, promptly thereafter, but in any event within two (2) business days, file a stipulation of dismissal with prejudice of Gen-Probe’s claims and Bayer HealthCare’s and Bayer Corp.’s counterclaims in California Action 1668 in the form attached hereto as Exhibit E.
     6.3 Contemporaneous with the execution and delivery of this Settlement Agreement and documents in the forms attached hereto as Exhibits A, B and C, the Parties shall execute and, promptly thereafter, but in any event within two (2) business days, file a stipulation of dismissal with prejudice of Bayer’s claims in the Massachusetts Action in the form attached hereto as Exhibit F.
     6.4 Contemporaneous with the execution and delivery of this Settlement Agreement and documents in the forms attached hereto as Exhibits A, B and C, the Parties shall execute and promptly thereafter, but in any event within two (2) business days, file the Stipulated Final Award in the JAMS Arbitrations in the form attached hereto as Exhibit G, which award shall be final, binding, and not subject to appeal. The Parties agree that the term of Collaboration Agreement, to the extent that such Collaboration Agreement concerns Clinical Diagnostic Products and the Clinical

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Diagnostic Field (each as defined in the Collaboration Agreement) and to the extent the Collaboration Agreement remains extant following entry of the Stipulated Final Award, shall terminate as of October 1, 2010, absent any subsequent event that may result in extension of the term or earlier termination.
     6.5 Each Party shall bear the costs, expenses, and attorneys’ fees that it has incurred arising from or related to any and all of the Actions and the legal representation that it has received with respect thereto and with respect to the preparation, negotiation and execution of this Settlement Agreement and the ancillary agreements attached hereto. Without limiting the generality of the foregoing, each Party (i) acknowledges and agrees that the award of litigation expenses under the Interim Award dated June 24, 2005 under JAMS Arbitration 058 shall be deemed satisfied by the payment of the license fee by Bayer to Gen-Probe pursuant to Section 5.1 and (ii) hereby retracts and irrevocably waives its request for an award of fees and expenses associated with the supplemental dispute regarding the determination of a reasonable royalty under JAMS Arbitration 058.
     6.6 None of the Parties shall appeal or otherwise directly or indirectly challenge any of the orders, awards or judgments in any of the Actions that may result from the execution and filing of the stipulations of dismissal and final awards contemplated by this Article 6.

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7.0 Supply Arrangement
     At the written request of Bayer delivered prior to July 1, 2008 (the “DTS Supply Exercise Notice”), Gen-Probe shall supply or, if commercially viable, permit its manufacturer to supply, Bayer, on commercially reasonable terms, with one or more or all of the DTS Systems, as determined by Bayer, for sale and/or distribution by Bayer for use with TMA Nucleic Acid Assays. Each of Bayer and Gen-Probe will use its commercially reasonable best efforts to negotiate and reduce the aforementioned commercially reasonable terms to a definitive written agreement within ninety (90) days of Gen-Probe’s receipt of the DTS Supply Exercise Notice.
8.0 Governing Law; Dispute Resolution
     8.1 This Settlement Agreement shall be governed by the laws of the State of California, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
     8.2 Any dispute, controversy or claim in respect of the interpretation or enforcement of the provisions of this Settlement Agreement or of the ancillary agreements attached hereto, or in respect of the transactions contemplated hereby or thereby, including inability of the Parties to reach a definitive agreement pursuant to Article 7.0, (each, a “Dispute”) shall, if mutually agreeable to the Parties, be finally settled by Alternative Dispute Resolution (“ADR”) in accordance with the provisions set forth in Exhibit H. If such ADR process is not mutually acceptable to the Parties

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with respect to a particular Dispute, then exclusive jurisdiction and venue to resolve such Dispute shall be in the United States District Court for the Southern District of California. Solely to the extent that the United States District Court for the Southern District of California shall lawfully decline to exercise jurisdiction, the Parties agree that any Dispute shall be finally resolved by ADR in accordance with the provisions set forth in Exhibit H.
9.0 Mutual Representations and Warranties
     Without limiting any of the other representations, warranties and undertakings made by the Parties under this Settlement Agreement, each of Gen-Probe and Bayer hereby represents and warrants to one another that:
     (a) Each is duly organized and is a validly existing corporation or limited liability company, as applicable, in good standing under the laws of its respective jurisdiction of incorporation or organization, as applicable.
     (b) Each has the power and authority to execute and deliver this Settlement Agreement and to perform its obligations hereunder.
     (c) This Settlement Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

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     (d) The execution and delivery this Settlement Agreement and the performance of its obligations hereunder will not conflict with or result in a default under any agreement or understanding or any judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator to which such Party or any of its Affiliates is a party or by which it or any of its Affiliates is bound.
     (e) There is no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to the best of such Party’s knowledge, threatened against or relating to such Party which, in any case, could prevent such Party from carrying out its obligations under this Settlement Agreement.
     (f) Each of the representations and warranties made by such Party in the ancillary agreements attached hereto as exhibits is true and correct.
10.0 Advice of Counsel
     The Parties acknowledge that they have been represented by counsel of their choice throughout the negotiation and preparation of this Settlement Agreement, that they are entering into this Settlement Agreement willingly and voluntarily, and that they have reviewed and fully understand the terms, conditions, and obligations imposed by this Settlement Agreement.

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11.0 Integration
     This Settlement Agreement is intended by the Parties as a final expression of their agreement and as a complete and exclusive statement of its terms. This Settlement Agreement, including the recitals set forth herein and the ancillary agreements attached hereto as exhibits, constitutes the entire and only agreement and understanding between the Parties and supersedes any and all prior discussions, negotiations and/or agreements, whether oral or in writing, among the Parties relating to the settlement of the Actions, including the Short Form Settlement Agreement.
12.0 Counterparts
     This Settlement Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
13.0 Headings
     All article and section captions or titles are inserted herein for the reference of the Parties only and are without contractual significance or effect.
(Remainder of page intentionally left blank.)

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14.0 Severability
     If any term or other provision of this Settlement Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Settlement Agreement shall nevertheless remain unaffected, in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Settlement Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Settlement Agreement be consummated as originally contemplated to the fullest extent possible.
15.0 No Other Representations
     Other than as explicitly set forth herein the Parties acknowledge and agree that no representations, statements, covenants, promises, inducements or warranties have been offered or made in exchange for entering into this Settlement Agreement.
16.0 Confidentiality
     16.1 The Parties acknowledge and agree that the terms and conditions of this Settlement Agreement and, subject to the terms and conditions set forth therein, the ancillary agreements attached hereto are confidential. Subject to Article 22 below, the Parties agree not to disclose any term or condition of this Settlement Agreement or any ancillary agreement attached hereto to any Third Party. Notwithstanding the foregoing

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sentence, the obligations of confidentiality under this Article 16 shall not apply to information or material:
     (a) which is required to be disclosed by subpoena, order or other requirement of a court, administrative agency, or other governmental body; provided that the Party required to disclose has provided reasonable advance notice to allow the other Party the opportunity to seek a protective order or otherwise contest, prevent or limit such disclosure; and provided, further, that the confidentiality and non-use obligations set forth in this Article 16 shall continue to be fully applicable to any information or material disclosed pursuant to this Section 16.1(a) except solely with respect to the required disclosure as described above; or
     (b) which is provided in connection with due diligence related to a possible acquisition, merger, consolidation, sale of stock, sale of significant assets or similar transaction by either Party; provided that the recipient(s) are bound by satisfactory confidentiality obligations in favor of the non-disclosing Party but which are no less restrictive than those contained in this Settlement Agreement; or
     (c) which is required to be disclosed in order to comply with any applicable laws, rules or regulations, including the rules of any stock exchange on which such Party’s securities are traded; provided that the disclosing Party shall use commercially reasonable efforts to provide reasonable advanced notice

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to allow the other Party the opportunity to comment as to the nature and extent of such disclosure and, consistent with its obligations under applicable laws, rules or regulations, the disclosing Party shall reasonably consider such comments.
     16.2 The terms of this Article 16 shall survive for a period of five (5) years after the expiration or earlier termination of the Sublicense Agreement.
17.0 Further Assurances
     The Parties shall perform all legally proper acts and execute all documents as are reasonably necessary to carry out the intent of this Settlement Agreement.
18.0 No Waiver
     This Settlement Agreement may not be waived, altered, extended, or modified except by written agreement of the Parties.
19.0 Binding Effect
     19.1 Except as otherwise expressly provided in this Article 19, this Settlement Agreement, and the rights and obligations of the Parties hereunder, shall not be assignable or transferable, in whole or in part, whether by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any purported transfer or assignment by any Party in violation of this Article 19 shall constitute a material breach of this Settlement Agreement and shall be null and void ab initio.
     19.2 Notwithstanding Section 19.1:

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     (a) Bayer shall have the right to assign or transfer this Settlement Agreement, whether by operation of law or otherwise, to (i) any Affiliate of Bayer or (ii) any Third Party that acquires all of the business and operations of Bayer relating to In Vitro Diagnostics; provided, however, that such assignment or transfer is permitted under the terms of the Chiron License Agreement without terminating or otherwise adversely affecting the sublicense rights and/or options granted under the Sublicense Agreement; and provided, further, that such Affiliate or Third Party executes an assignment and assumption agreement in form and substance reasonably acceptable to Gen-Probe affirming its agreement to be bound by the terms and conditions of this Settlement Agreement.
     (b) Gen-Probe shall have the right to assign or transfer this Settlement Agreement, whether by operation of law or otherwise, to (i) any Affiliate(s) of Gen-Probe or (ii) any Third Part(ies) that acquire all of the business and operations of Gen-Probe relating to Blood Screening and/or In Vitro Diagnostics; provided, however, that such Affiliate(s) or Third Part(ies) execute an assignment and assumption agreement in form and substance reasonably acceptable to Bayer affirming their agreement to be bound by the terms and conditions of this Settlement Agreement.
     19.3 This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding anything to the contrary contained herein, in the event that Bayer or Gen-Probe assigns

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or transfers its rights and obligations to a Third Party in accordance with this Agreement, then immediately following such assignment or transfer such Party’s rights and obligations under this Agreement shall terminate and all rights and obligations hereunder shall be vested solely in such Third Party assignee or transferee; provided that, in the case of Gen-Probe, if such transfer or assignment should relate solely to either (a) the business and operations of Gen-Probe relating to Blood Screening or (b) the business and operations of Gen-Probe relating to In Vitro Diagnostics, then Gen-Probe shall continue to enjoy the rights granted, and to bear the obligations undertaken, under this Agreement with respect to that portion of its business and operations that was not so transferred or assigned. For the avoidance of doubt, if this Agreement shall be assigned or transferred by either Bayer HealthCare or Bayer Corp. to a Third Party that acquires all of the business and operations of Bayer relating to In Vitro Diagnostics pursuant to Section 19.2(a)(ii) above, then immediately following such assignment or transfer all of Bayer HealthCare’s and Bayer Corp.’s rights and obligations under this Agreement shall terminate.
20.0 No Third-Party Beneficiaries
     This Settlement Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective permitted successors and assigns.
21.0 Notices
     Any notice required or permitted to be given under this Settlement Agreement shall be in writing and delivered in accordance with this Article 21. A notice shall be

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considered served two (2) days after it is deposited in the national postal system in a sealed envelope with sufficient postage affixed, or with a national overnight courier service that offers proof of delivery, and addressed to the Party to whom such notice is directed at the appropriate address given below (or to such other address as the applicable Party shall notify to the other in accordance with this Article 21):

(a) If to Bayer:	Bayer HealthCare LLC
Diagnostics Division
511 Benedict Avenue
Tarrytown, New York 10591
Attention: Law & Patents

(b) If to Gen-Probe:	Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121-4362
Attention: General Counsel
22. Press Release
     Subject to Section 16.1, no Party shall make issue any further press release regarding this Settlement Agreement, the ancillary agreements attached hereto or the transactions contemplated hereby or thereby, without the prior consent of the other Party, such consent not to be unreasonably withheld.
(Remainder of page intentionally left blank.)

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     IN WITNESS WHEREOF, Bayer and Gen-Probe state that they have read this Settlement Agreement, have consulted with their counsel about it, and fully understand and accept its terms in their entirety and without reservation.

BAYER HEALTHCARE LLC		GEN-PROBE INCORPORATED

By:	/s/ Anthony P. Bihl, III	By:	/s/ Henry L. Nordhoff

	Anthony P. Bihl, III		Henry L. Nordhoff
Title:	President, Diagnostics Division	Title:	President and CEO

Date: August 2, 2006		Date: August 1, 2006

BAYER CORPORATION

By:	/s/ George J. Lykos

Title:	Sr. VP, Chief Legal Officer

Date: August 4, 2006

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LIST OF SCHEDULES AND EXHIBITS

Schedule 1	Chiron US Patents

Schedule 2	Current Bayer NAD Products

Schedule 3	Specific Bayer Patents

Schedule 4	Specific Gen-Probe Patents

Exhibit A	Release by Bayer

Exhibit B	Release by Gen-Probe

Exhibit C	Sublicense Agreement

Exhibit D	Stipulation of Dismissal of California Action 565

Exhibit E	Stipulation of Dismissal of California Action 1668

Exhibit F	Stipulation of Dismissal of Massachusetts Action

Exhibit G	Final Award in JAMS Arbitrations

Exhibit H	Alternative Dispute Resolution

Schedule 1
Chiron US Patents

Inventors	US Patent No	Patent Date
Houghton, et al.	5,714,596	02-03-98
“	6,074,816	06-13-00
“	5,712,088	01-27-98
“	5,863,719	01-26-99
Miyamura, et al.	5,372,928	12-13-94
“	5,959,092	09-28-99
Cha, et al.	6,071,693	06-06-00
Chien, et al.	6,416,944	07-09-00
Weiner	5,851,759	12-22-98
Luciw, et al.	6,531,276	03-11-03

Schedule 2
Current Bayer NAD Products
VERSANT® bDNA Products
HCV 3.0 test
HCV 2.0 test
HIV 3.0 test
HIV 2.0 test
HBV 3.0 test
HBV 1.0 test
System 340 instrument system
440 Instrument system, solely for use with bDNA Nucleic Acid Assays
VERSANT® LIPA Products
LIPA 1.0 test
LIPA 2.0 test
AutoLIPA instrument system
TRUGENE® Genotyping Products
HIV test
HCV test
HBV test
Genotyping instrument system
Quantigene Products
bDNA signal amplification components and software

Schedule 3
Specific Bayer Patents
U.S. Patent No. 6,436,349 “FLUID HANDLING APPARATUS FOR AN AUTOMATED ANALYZER,” Carey et al., issued August 29, 2002.
U.S. Patent Application No. 10/868,579, “FLUID HANDLING APPARATUS FOR AN AUTOMATED ANALYZER,” Carey et al., filed June 15, 2004 (published as US 2006-0013729 without new apparatus claims).
U.S. Patent Application No. 11/200,905, “AUTOMATED METHOD FOR USE BY A CLINICAL ANALYZER,” Carey et al., filed August 10, 2005 (published as US 2005-0266570 A1 without new method claims).

Schedule 4
Specific Gen-Probe Patents
U.S. Patent No. 5,955,261 to Kohne
U.S. Patent No. 5,451,503 to Hogan et al.
U.S. Patent No. 5,424,413 to Hogan et al.
U.S. Patent No. 5,030,557 to Hogan et al.

Exhibit A
Release by Bayer

RELEASE
     In consideration of the mutual promises and covenants contained in the Settlement Agreement among Bayer Corporation, Bayer HealthCare LLC and Gen-Probe Incorporated (the “Settlement Agreement”), to which this Release is attached as an exhibit, and the ancillary agreements executed and delivered pursuant thereto, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Bayer Corporation and Bayer HealthCare LLC, (collectively the “RELEASORS”), hereby remise, release and forever discharge, effective as of the date hereof, Gen-Probe Incorporated and its Affiliates, officers, directors, employees, distributors, representatives, attorneys, customers to the extent of products acquired from Gen-Probe and its Affiliates, suppliers to the extent of products produced for Gen-Probe, or their respective successors, heirs and assigns, (collectively the “RELEASEES”), of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages, and any and all claims, demands, and liabilities whatsoever, of every name and nature, both at law and in equity related to the foregoing (collectively, the “Claims”), which the RELEASORS now have or ever had against the RELEASEES, from the beginning of time to the date of this Release, arising out of, related to, or connected with any infringement of existing patents of Bayer Corporation or Bayer HealthCare LLC (but specifically excluding the Chiron Patents, as defined in the Settlement Agreement) with respect to the manufacture, use, import,

1

offer for sale or sale, in each case, prior to the date hereof, of the TIGRIS® automated instrument system of Gen-Probe, as manufactured, used, imported and sold by Gen-Probe as of or prior to the Effective Date. Notwithstanding the preceding sentence, nothing contained herein shall remise, release or discharge any Claim of RELEASORS arising out of, related to or connected with the Settlement Agreement, the schedules and exhibits attached thereto and/or the ancillary agreements executed and delivered pursuant thereto, and/or the transactions contemplated by any of the foregoing.
     The RELEASORS EXPRESSLY UNDERSTAND that California Civil Code Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 ARE HEREBY EXPRESSLY WAIVED BY RELEASORS to the fullest extent that they may waive all such rights and benefits, if any, of such provisions pertaining to the specific claims released herein. In addition, RELEASORS hereby waive, to the same extent set forth in the immediately preceding sentence, any provision comparable to California Civil Code Section 1542 in any other jurisdiction, if in any way applicable, and RELEASORS hereby acknowledge that these waivers are an essential and material term of this Release.

2

     In connection with such waiver, RELEASORS acknowledge that they have been advised of and have considered the possibility that they may not now fully know the number or magnitude of all the Claims that they may have against the RELEASEES with respect to the matters released herein, and that they may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true, with respect to the matters released herein. Nevertheless, it is the intention of the RELEASORS, through this Release, fully, finally, and forever to settle and release all Claims, to the extent set forth herein, which may exist, or heretofore have existed against the RELEASEES, and agree that, with respect to the Claims released herein, this Release is a full and final release. In executing this Release, the undersigned acknowledges and agrees that it is acting fully and freely upon its own investigation and knowledge and is voluntarily executing this document of its own free will.
     By executing this Release, the undersigned agrees and acknowledges that its representatives have read this document with care and with the advice of counsel, and that, except as set forth in the Settlement Agreement, the exhibits and schedules attached thereto and/or the ancillary agreements executed and delivered pursuant thereto, no representation of fact or opinion has been made to the undersigned by anyone which has induced the undersigned in any manner to execute this Release.

3

     This Release shall be governed by the laws of the State of California, without giving effect to is principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
     IN WITNESS HEREOF, the undersigned caused this release to be executed by its duly authorized representative this 1st day of August, 2006.

BAYER CORPORATION

By:	George J. Lykos

Title:	Sr. VP, Chief Legal Officer

BAYER HEALTHCARE LLC

By:	/s/ Anthony P. Bihl, III

Title:	President

4

Exhibit B
Release by Gen-Probe

1

RELEASE
     In consideration of the mutual promises and covenants contained in the Settlement Agreement among Bayer Corporation, Bayer HealthCare LLC and Gen-Probe Incorporated (the “Settlement Agreement”), to which this Release is attached as an exhibit, and the ancillary agreements executed and delivered pursuant thereto, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Gen-Probe Incorporated (the “RELEASOR”), hereby remise, release and forever discharge, effective as of the date hereof, Bayer Corporation and Bayer HealthCare LLC (collectively “Bayer”) and their Affiliates, officers, directors, employees, distributors, representatives, attorneys, customers to the extent of products acquired from Bayer and its Affiliates, suppliers to the extent of products produced for Bayer,, or their respective successors, heirs and assigns, (collectively the “RELEASEES”), of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages, and any and all claims, demands, and liabilities whatsoever, of every name and nature, both at law and in equity related to the foregoing (collectively, the “Claims”), which the RELEASOR now has or ever had against the RELEASEES, from the beginning of time to the date of this Release, arising out of, related to, or connected with any infringement of existing patents of Gen-Probe with respect to the manufacture, use, import, offer for sale or sale, in each case, prior to the date hereof, of the Current Bayer NAD Products (as defined in the Settlement

Agreement). Notwithstanding the preceding sentence, nothing contained herein shall remise, release or discharge any Claim of RELEASOR arising out of, related to or connected with the Settlement Agreement, the schedules and exhibits attached thereto and/or the ancillary agreements executed and delivered pursuant thereto, and/or the transactions contemplated by any of the foregoing. Nothing herein shall be deemed a release of Chiron Corporation or any of its subsidiaries, divisions, Affiliates, corporate parents, joint ventures, partnerships, limited partnerships, predecessors, successor and assigns (other than Bayer HealthCare LLC, as set forth herein) or any director, officer, general partner, limited partner, employee, servant, agent or representative of the foregoing.
     The RELEASOR EXPRESSLY UNDERSTANDS that California Civil Code Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 ARE HEREBY EXPRESSLY WAIVED BY RELEASOR to the fullest extent that they may waive all such rights and benefits, if any, of such provisions pertaining to the specific claims released herein. In addition, RELEASOR hereby waives, to the same extent set forth in the immediately preceding sentence, any provision comparable to California Civil Code

2

Section 1542 in any other jurisdiction, if in any way applicable, and RELEASOR hereby acknowledges that these waivers are an essential and material term of this Release.
     In connection with such waiver, RELEASOR acknowledges that it has been advised of and have considered the possibility that they may not now fully know the number or magnitude of all the Claims that it may have against the RELEASEES with respect to the matters released herein, and that they may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true, with respect to the matters released herein. Nevertheless, it is the intention of the RELEASOR, through this Release, fully, finally, and forever to settle and release all Claims, to the extent set forth herein, which may exist, or heretofore have existed against the RELEASEES, and agree that, with respect to the Claims released herein, this Release is a full and final release. In executing this Release, the undersigned acknowledges and agrees that it is acting fully and freely upon its own investigation and knowledge and is voluntarily executing this document of its own free will.
     By executing this Release, the undersigned agrees and acknowledges that its representatives have read this document with care and with the advice of counsel, and that, except as set forth in the Settlement Agreement, the exhibits and schedules attached thereto and/or the ancillary agreements executed and delivered pursuant

3

thereto, no representation of fact or opinion has been made to the undersigned by anyone which has induced the undersigned in any manner to execute this Release.
     This Release shall be governed by the laws of the State of California, without giving effect to is principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
     IN WITNESS HEREOF, the undersigned caused this release to be executed by its duly authorized representative this 1st day of August, 2006.

GEN-PROBE INCORPORATED

By:	/s/ Henry L. Nordhoff

Title:	CEO

4

Exhibit C
Sublicense Agreement

Sublicense Agreement
     This Sublicense Agreement is made and entered into as of this 1st day of August, 2006 (the “Effective Date”), by and between Bayer HealthCare LLC (“Bayer”), a Delaware limited liability company and the successor-in-interest to Chiron Diagnostics Corporation (“CDC”), acting through its Diagnostics Division and having a principal place of business at 511 Benedict Avenue, Tarrytown, New York, and Gen-Probe Incorporated (“Gen-Probe”), a Delaware corporation whose principal place of business is 10210 Genetic Center Drive, San Diego, California. Each of Bayer and Gen-Probe are sometimes referred to herein, individually, as a “Party” and, together, as the “Parties.”
     WHEREAS, Bayer is a licensee of certain patent rights and know-how belonging to Chiron Corporation (together with Chiron Corporation’s successors and assigns, “Chiron”) relating to hepatitis C virus (“HCV”) and human immunodeficiency virus (“HIV”) (the “Chiron Patents” and “Chiron IVD Know-How”, as defined below);
     WHEREAS, on June 15, 2006, Bayer and Gen-Probe entered into a Short Form Settlement Agreement (the “Short Form Settlement Agreement”) pursuant to which the Parties agreed to resolve (a) the two consolidated arbitration proceedings conducted by the Judicial Arbitration and Mediation Service (JAMS) in Orange County, California, (JAMS Ref. Nos. 1240015058 & 1100045987) (collectively, the “Arbitrations”), (b) the patent litigation pending in the United States District Court for the Southern District of California (Civil Action Nos. 04 CV-565 and 05 CV-1668), and (c) the litigation pending in the United States District Court for the District of Massachusetts (Civil Action No. 05-12084-RCL).

     WHEREAS, the Arbitrations resulted in an Interim Arbitrator’s Opinion and Award dated June 24, 2005 (the “Interim Award”), and an Award Following Supplemental Hearing Related to Royalty Issues, dated March 3, 2006 (the “Supplemental Award”), which, in part, found that Gen-Probe is entitled to a sublicense under the Chiron Patents limited to certain products and for a limited period of time;
     WHEREAS, the Short Form Settlement Agreement provides that the Arbitrations be concluded with a stipulated final award that adopts and incorporates the Interim Award, the Supplemental Award, and, by reference, the terms of a written license agreement to be agreed upon by the Parties with respect to standard licensing arrangements not otherwise covered by the Interim Award and the Supplemental Award;
     WHEREAS, the Short Form Settlement Agreement provides for the voluntary grant by Bayer to Gen-Probe of certain additional sublicense rights under the Chiron Patents (as defined below) relating to certain future instrument platforms and to certain extended periods of time;
     WHEREAS, simultaneously with the execution of this Sublicense Agreement the Parties are entering into a definitive written Settlement Agreement (the “Definitive Settlement Agreement”) as to which this Sublicense Agreement will be appended; and
     WHEREAS, the Parties now desire to enter into a definitive written sublicense agreement in accordance with and giving effect to the foregoing.
     NOW, THEREFORE, in exchange for the mutual promises and covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS
     1.1 “Affiliate” means an entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified entity. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any entity, means: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that entity, whether through the ownership of voting securities or by contract or otherwise; and (b) the ownership of at least fifty percent (50%) of the voting securities of that entity.
     1.2 “Arbitrations” has the meaning assigned in the recitals.
     1.3 “Bayer” has the meaning assigned in the preamble.
     1.4 “Blood Screening” means: (i) the screening of blood, plasma or blood components intended for transfusion or for use in blood products (e.g., immunoglobulins), and (ii) the screening of any biological materials intended for transfusion or transplantation, in each case from any donor, including autologous donors.
     1.5 “CDC” has the meaning assigned in the preamble.
     1.6 “Chiron” has the meaning assigned in the recitals.
     1.7 “Chiron IVD Know-How” means any and all know-how that relates to End-Point TMA Qualitative Assays for HCV and/or HIV and that was owned or controlled by Chiron as of the effective date of the Chiron License Agreement and was licensed to Bayer pursuant to the Chiron License Agreement.

     1.8 “Chiron License Agreement” means that certain Cross-License Agreement by and between Chiron and CDC, as predecessor-in-interest of Bayer, effective as of November 30, 1998, as amended June 30, 2005, and as amended from time to time hereafter.
     1.9 “Chiron Patents” means all existing and future HCV and HIV patents and patent applications (or any patents issued thereon) related to the Field as to which Bayer, and/or any of its Affiliates, has acquired license rights with the right to sublicense pursuant to the Chiron License Agreement as of the Effective Date, including, without limitation, those United States patents listed in Schedule 1 attached hereto and made a part hereof.
     1.10 “Collaboration Agreement” has the meaning assigned in Section 2.6.
     1.11 “Collaboration Licensed Product” has the meaning assigned in Section 2.6.
     1.12 “Combination Product” has the meaning assigned in Section 1.34.
     1.13 “Confidential Matter” has the meaning assigned in Section 6.1.
     1.14 “Earned Royalties” has the meaning assigned in Schedule 2.
     1.15 “Effective Date” has the meaning assigned in the preamble.
     1.16 “End-Point TMA Assay” means a TMA Nucleic Acid Assay that utilizes chemiluminesence (and not fluoresence) to provide an end-point result following the completion of the amplification process, and is not designed or intended to provide any kinetic or “real-time” results.
     1.17 “End-Point TMA Qualitative Assay” means an End-Point TMA Assay which: (a) detects or measures the presence of a target nucleic acid in an analyzed sample; (b) is not designed or intended to, and does not, determine the quantity of target nucleic acid in the analyzed sample; and (c) is not, by itself, through a single use, capable of being used as a genotyping or resistance assay.

     1.18 “Field” means In Vitro Diagnostics.
     1.19 “First Commercial Sale” means the date of first sale of a Licensed Product by Gen-Probe or its Affiliates anywhere in the world in the ordinary course of business to a Third Party.
     1.20 “Gen-Probe Existing Semi-Automated Instrumentation” means (a) the LEADER® Systems manufactured, used, imported, or sold by Gen-Probe as of the Effective Date (i.e., the LEADER HC+ System, the LEADER 450i System, and the LEADER 50i System) and (b) the DTS® Systems manufactured, used, imported, or sold by Gen-Probe as of the Effective Date (i.e., the DTS 400 System, the DTS 800 System, and the DTS 1600 System), but specifically excluding the TIGRIS Instrument System.
     1.21 “Gen-Probe Future Instrumentation” means any and all manual, semi-automated, or fully-automated instrument systems for performing End-Point TMA Assays first brought to market by Gen-Probe during the term hereof, but specifically excluding the TIGRIS Instrument System.
     1.22 “HCV” means hepatitis C virus.
     1.23 “HIV” means human immunodeficiency virus.
     1.24 “In Vitro Diagnostics” means the in vitro testing of human specimens for the purpose of diagnosis, prognosis, or monitoring the progress of disease or monitoring the effect of treatment of disease, in the human from whom the specimens were taken, but excluding Blood Screening.
     1.25 “Indemnified Party” has the meaning assigned in Section 5.6(d).
     1.26 “Indemnifying Party” has the meaning assigned in Section 5.6(d).
     1.27 “Interim Award” has the meaning assigned in the recitals.

     1.28 “Licensed Patent Rights” means: (1) the Chiron Patents and any divisions, extensions, renewals, reissues, reexamination certificates and continuations of such patents and patent applications; and (2) any patents and patent applications claiming HCV and/or HIV nucleic acid sequences which are based on inventions conceived by Chiron or its Affiliates on or before October 10, 2000 and which fall within the scope of the claims of any Chiron Patent, together with any patent applications claiming such invention (or any patent issued thereon) and any divisions, extensions, renewals, reissues, reexamination certificates and continuations thereof; and (3) any and all foreign or United States patent equivalents, as applicable, of the foregoing rights described in this subsection.
     1.29 “Licensed Product(s) for Existing Instrumentation” means the following products, individually or collectively as the context may require, but only to the extent that Gen-Probe has been granted license rights pursuant to Section 2.1 below or has exercised the option granted under Section 2.3 below:
          (a) Gen-Probe End-Point TMA Qualitative Assays directed to HCV, and
          (b) Gen-Probe End-Point TMA Qualitative Assays directed to HIV, but limited to such assays that are designed, packaged, labeled, promoted and sold for use on Gen-Probe Existing Semi-Automated Instrumentation and specifically excluding any such assays if sold for use or used on the TIGRIS Instrument System.
     1.30 “Licensed Product(s) for Future Instrumentation” means the following products, individually or collectively as the context may require, but only to the extent that Gen-Probe has been granted license rights pursuant to Section 2.2 below or has exercised the option granted under Section 2.3 below:
          (a) Gen-Probe End-Point TMA Qualitative Assays for HCV, and

          (b) Gen-Probe End-Point TMA Qualitative Assays for HIV, but limited to such assays that are designed, packaged, labeled, promoted and sold for use on Gen-Probe Future Instrumentation and specifically excluding any such assays if sold for use or used on the TIGRIS Instrument System.
     1.31 “Licensed Product(s)” means, individually or collectively as the context may require, Licensed Product(s) for Existing Instrumentation and Licensed Product(s) for Future Instrumentation.
     1.32 “Losses” has the meaning assigned in Section 5.6(a).
     1.33 “Minimum Royalties” has the meaning assigned in Schedule 2.
     1.34 “Net Sales” means the amount billed or invoiced for Licensed Products sold less all of the following items to the extent applicable:
i)	Discounts actually allowed and taken;

ii)	Amounts repaid or credited by reason of rejection or return;

iii)	To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, or transportation or insurance charges;

iv)	The reasonable value of the instrument, instrument financing, consumables other than the products in question, and service components of an operating or capital lease for instrumentation on which the products are used, for which the charges are included in the price of the products purchased by the lessee, provided that the methods for determining such values shall be proposed by Gen-Probe and subject to Bayer’s written consent, not to be unreasonably withheld, conditioned or delayed;

v)	Charges for freight handling and transportation paid by the selling entity; and

vi)	Sales, use and value-added taxes and other similar taxes incurred and separately stated on invoices.
     Net Sales shall include all sales to Third Parties including sales to Authorized Distributors in countries where, due to regulatory constraints and/or market practice,

substantially all sales of the relevant Licensed Product and competitive Third Party products are made through Authorized Distributors (as defined below), provided that Gen-Probe shall calculate Net Sales at one hundred thirty percent (130%) of the transfer price to an Authorized Distributor or such lesser percentage as reflects reasonably the distributor mark-ups prevailing generally in the relevant country.
     For clarity of understanding, Net Sales shall not include any Licensed Product furnished to Third Parties for which no payment is received, such as experimental, test market, promotional or other free goods. On the other hand, Net Sales shall include any Licensed Product furnished in return for payment, whether or not such product is for commercial, research or other use. For clarity of understanding, Minimum Royalties (as defined in Schedule 2 attached hereto) shall apply to each Unit of Licensed Product shipped to a Third Party customer for any purpose, except for Units supplied to such Third Party customers at no charge: (i) for use in Gen-Probe’s preclinical or clinical trials; or (ii) for testing, quality control or evaluation purposes. Without limiting the foregoing, Licensed Products furnished to Third Parties at price discounts, including without limitation free goods furnished as part of sales promotions, shall be subject to Minimum Royalties. A sale shall be deemed to have been made and Earned Royalties (as defined in Schedule 2 attached hereto) or Minimum Royalties incurred (except as specifically set forth in this Section 1.34) when the Licensed Product is shipped to the Third Party; provided that where an invoice is issued, the obligations to pay Earned Royalties and Minimum Royalties hereunder shall arise on the invoice date. Sales to or between Affiliates shall not be included in Net Sales.
     In the event that a Licensed Product subject to royalties hereunder is sold in combination with another product or active component, other than instrumentation covered under Section

1.34(iv) above, for a single price (a “Combination Product”), Net Sales from sales of a Combination Product, for purposes of calculating royalties due under this Agreement, shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where A is the average per unit selling price in the country of sale, during the applicable reporting period, of the Licensed Product subject to royalties hereunder if sold separately in the country of sale and B is the average per unit selling price in the country of sale, during the applicable reporting period, of the other product(s) or component(s) sold separately in the country of sale. In the event that no such separate sales are made, Net Sales, for purposes of determining royalty payments on such Combination Products, shall be a reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the Licensed Product subject to royalties hereunder to the price of the Combination Product. Such apportionment shall be determined by Gen-Probe based upon its past practice and experience, and shall be subject to Bayer’s written consent, which shall not be unreasonably withheld, conditioned or delayed.
     1.35 “Nucleic Acid Assay” means an assay for the detection or quantification of nucleic acid sequences.
     1.36 “Party” and “Parties” have the meanings assigned in the preamble.
     1.37 “Short Form Settlement Agreement” has the meaning assigned in the recitals.
     1.38 “Supplemental Award” has the meaning assigned in the recitals.
     1.39 “Third Party” means any entity or entities other than Bayer and Gen-Probe or their Affiliates. For purposes hereof, Authorized Distributors shall be considered Third Parties unless the specific circumstances indicate otherwise.

     1.40 “TIGRIS Instrument System” means the TIGRIS® automated instrument system for use with End-Point TMA Assays, as manufactured, used, imported and sold by or for Gen-Probe as of the Effective Date (the “Current TIGRIS Instrument”) and any modification, release, revision, update or enhancement thereto, solely as such modification, release, revision, update or enhancement does not materially modify the basic construction, basic operation or basic performance of the Current TIGRIS Instrument. For the avoidance of doubt, TIGRIS Instrument does not include any instrument system for use with nucleic acid assays that provide any kinetic or “real-time” results.
     1.41 “TMA” means the methods for target amplification of nucleic acid, using reverse transcriptase and RNA polymerase, claimed in United States Patent No. 5,399,49.
     1.42 “TMA Nucleic Acid Assay” means a Nucleic Acid Assay with respect to which TMA is the sole method of amplification.
     1.43 “Unit” means the number of individual patient results generated by the use of a Licensed Product, such that the number of Units contained in such Licensed Product equals the number of patient results which are obtained through use of such Licensed Product assay kit, as determined in a manner to be proposed by Gen-Probe, and subject to Bayer’s written consent which shall not be unreasonably conditioned, withheld or delayed.
     1.44 “Valid Claim” means a claim in any issued, active, unexpired Licensed Patent Right which has not been withdrawn, canceled, lapsed or disclaimed, or held unpatentable, invalid or unenforceable by a non-appealed or non-appealable decision by a court or other appropriate body of competent jurisdiction. The scope of a Valid Claim shall be limited to its terms as defined by any such court or decision-making body of competent jurisdiction.

ARTICLE 2 – LICENSE AND OPTION GRANTS
     2.1 License Grant – TMA Qual Assays for Existing Instruments. Subject to the terms and conditions of this Sublicense Agreement, Bayer hereby grants to Gen-Probe and its Affiliates a worldwide, non-exclusive, non-transferable (subject to Article 8) right and license, with no right to grant any sublicense to any Third Party, to research, develop, make, have made, use, import, offer to sell and sell Licensed Products for Existing Instrumentation. Such sublicense shall be limited to the Field and shall be effective only during the period beginning on the Effective Date and ending on October 1, 2010 (subject to extension pursuant to Section 2.3 below).
     2.2 License Grant – TMA Qual Assays for Future Instruments. Subject to the terms and conditions of this Sublicense Agreement, Bayer hereby grants to Gen-Probe and its Affiliates a worldwide, non-exclusive, non-transferable (subject to Article 8) right and license, with no right to grant any sublicense to any Third Party,
     (a) to research, develop, make, have made, import and use, but not to offer to sell or sell, Licensed Products for Future Instrumentation in the Field and effective only during the period beginning on the Effective Date and ending on October 1, 2010 (subject to extension pursuant to Section 2.3 below); and
     (b) to offer to sell and sell Licensed Products for Future Instrumentation in the Field and effective only during the period beginning on January 1, 2009 and ending on October 1, 2010 (subject to extension pursuant to Section 2.3 below).
     2.3 Option to Extend License(s). Bayer hereby grants Gen-Probe an option to extend the period(s) of the license rights granted in Sections 2.1 and/or 2.2 above to the expiration date of the last to expire patent in the Licensed Patent Rights. To be effective, such option must be exercised by Gen-Probe by (a) written notice to Bayer delivered prior to October 1, 2010, and (b) payment to Bayer of a one-time initial license fee of One Million Dollars ($1,000,000.00) by wire transfer (in accordance with instructions provided by Bayer) within 10 days following written notice of option exercise. Any reference in this Agreement to the “sublicense rights granted hereunder” or other words of similar import or meaning shall include the extended duration of the sublicense rights arising pursuant to the exercise of Gen-Probe’s option right under this Section 2.3.
     2.4 No OEM or Third Party Product Licenses. Gen-Probe acknowledges and agrees that the inclusion of Gen-Probe Affiliates within the sublicenses granted pursuant to this Article 2 is intended to enable Gen-Probe to utilize the manufacturing and sales capabilities of its Affiliates in connection with the manufacture and sale of Licensed Products in a manner substantially similar to the involvement of such Affiliates in the manufacture and sale of Gen-Probe’s products generally. Gen-Probe and its Affiliates shall not evade the sublicensing restrictions of this Article 2 by creating Affiliates specifically in connection with Licensed Products, or through other Third Party arrangements such as joint ventures, collaborations, or distribution arrangements with distributors other than Authorized Distributors as defined herein. Gen-Probe and its Affiliates are sublicensed hereunder only to sell or distribute Licensed Products, under the name(s) and/or trademark(s) and/or service mark(s) of Gen-Probe or its Affiliates, only through the sales force of Gen-Probe or its Affiliates, or through local Third Party distributors which are not engaged, and which are not Affiliates of any entity which is engaged, in the global sale of diagnostic products (which entities are referred to herein as “Authorized Distributors”) which are not Affiliates of Gen-Probe. Gen-Probe and its Affiliates are not sublicensed (a) to perform OEM manufacturing of Licensed Products for a Third Party other than an Authorized Distributor; (b) to supply Licensed Products for resale to any Third Party other than an Authorized Distributor; (c) to permit any Authorized Distributor or other Third Party to sell any Licensed Product under any Third Party name(s) and/or trademark(s) and/or service mark(s); or (d) to permit any Authorized Distributor or other Third Party to sell any Licensed Product for use on an analytical instrument that is labeled with any Third Party name(s) and/or trademark(s) and/or service mark(s). Furthermore, with respect to the limited “have made” rights granted under the provisions of this Article 2, neither Gen-Probe nor any Gen-Probe Affiliate shall enter into any arrangement with a Third Party for supply or manufacture of nucleic acid components where such Third Party or an Affiliate of such Third Party also distributes or sells a Licensed Product.
     2.5 No Implied Licenses. Except as expressly granted under this Article 2, no other right, license or sublicense is granted by Bayer to Gen-Probe under any patent or other intellectual property right, and the Parties intend that no such grant should be otherwise construed or implied, whether by estoppel or by some other manner.
     2.6 Collaboration Agreement. Gen-Probe and Bayer (as successor-in-interest to Chiron, CDC and Bayer Corporation in the Field) are parties to a Collaboration Agreement, dated June 11, 1998 and a Supplemental Agreement to the Collaboration Agreement, dated April 2, 2001 (collectively, and as interpreted and applied by the Interim Award and the Supplemental Award, the “Collaboration Agreement”). The Parties hereby acknowledge and agree that, under the Collaboration Agreement, Gen-Probe and its Affiliates are licensed to research, develop, make, have made, use and import certain nucleic acid probe assays for sale to Bayer and its Affiliates (the “Collaboration Licensed Products”). Nothing in this Agreement shall limit, amend or otherwise modify such rights of Gen-Probe and its Affiliates and, further, Bayer hereby acknowledges and agrees that the Collaboration Licensed Products that are actually sold to Bayer and its Affiliates shall not be considered Licensed Products hereunder and no Minimum Royalties, Earned Royalties or other amounts shall be payable by Gen-Probe or its Affiliates to Bayer or its Affiliates in connection with any research, development, manufacture, use, import or sale to Bayer of any such Collaboration Licensed Products authorized by the Collaboration Agreement without considering this Sublicense Agreement.
     2.7 Chiron IVD Know-How. Subject to the terms and conditions of this Sublicense Agreement, Bayer grants to Gen-Probe and its Affiliates a non-exclusive, royalty-free license under the Chiron IVD Know-How for any and all purposes within the scope of the rights granted under Section 2.1 and Section 2.2, and as such rights may be extended pursuant to Section 2.3. For the avoidance of doubt, Bayer has no obligation to provide any know-how, whether or not licensed by Chiron to Bayer under the Chiron License Agreement, to Gen-Probe or its Affiliates during the term of this Sublicense Agreement or thereafter.
ARTICLE 3 – PAYMENTS TO BAYER
     3.1 Royalty Payments. In partial consideration for the sublicense granted pursuant to Article 2 above, Gen-Probe shall pay Bayer the greater of the relevant Minimum Royalty or the Earned Royalty, each as detailed in Schedule 2, attached hereto and made a part hereof. For the avoidance of doubt, (i) no Earned Royalties or Minimum Royalties shall be payable with respect to any Licensed Product unless the manufacture, use, import or sale of such product would, except for the licenses granted hereunder, constitute an infringement of a Valid Claim in the Licensed Patent Rights and (ii) only one Earned Royalty or Minimum Royalty shall be due with respect to the sale of any Licensed Product, irrespective of the number of patents or Valid Claims in the Licensed Patent Rights that cover such product, and such Earned Royalty or Minimum

Royalty shall be those applicable to HCV if such product is covered by Valid Claims in the Licensed Patent Rights directed to both HCV and HIV. Further, Earned Royalties and Minimum Royalties shall be payable only in the event and to the extent that Net Sales (within the meaning of Section 1.33) are generated by Gen-Probe and will not be payable if no such Net Sales are generated (e.g., as a result of a decision by Gen-Probe not to commercialize any Licensed Products), it being the agreement of the Parties that Bayer has not been guaranteed any minimum levels of royalties or other compensation under this Agreement.
ARTICLE 4 – PAYMENTS AND RECORDS
     4.1 Records and Reports. Gen-Probe shall keep complete and accurate records of the sales by it and its Affiliates of products subject to Earned Royalties or Minimum Royalties pursuant to Article 3 above and Schedule 2. Within forty five (45) days following the end of each calendar quarter ending March 31, June 30, September 30 and December 31, and commencing with the first full or partial calendar quarter following the First Commercial Sale of a Licensed Product, Gen-Probe shall deliver to Bayer a written report for such period setting forth, for each country to the extent relevant, the Net Sales of Licensed Products subject to Earned Royalties or Minimum Royalties under Article 3 above and Schedule 2, and the number of Units of each type of such products sold or distributed on a no-charge basis pursuant to Section 1.34 of this Agreement, which report shall also set forth the amounts payable pursuant to Schedule 2, and the calculation of such amounts, for such period. Gen-Probe also shall deliver to Bayer a supplemental written report for each calendar year, delivered together with the report for the fourth quarter of each year, setting forth the countries where Authorized Distributors are used for sale of Licensed Products. Gen-Probe shall make available during any audit pursuant to Section 4.2 documentation supporting product sales made by such Authorized Distributor and the manner in which the transfer price had been adjusted in accordance with Section 1.13 of this Agreement. Gen-Probe shall maintain its books and records relating to the sales of Licensed Products for at least the longer of five (5) years from the date each royalty report is submitted to Bayer or one (1) year from the resolution of any dispute arising from an audit pursuant to Section 4.2 (if an audit has been requested).
     4.2 Audit. Bayer and/or Chiron shall have the right to audit the records of Gen-Probe and its Affiliates using an independent certified public accounting firm reasonably acceptable to Gen-Probe, during reasonable business hours and on reasonable notice but not more than once per calendar year, solely for the purpose of verifying the royalties payable pursuant to this Sublicense Agreement for the twelve (12) full quarters immediately preceding the date of the audit, provided that such accountants shall agree to keep all information received strictly confidential and agree to provide to Bayer and Chiron only the information necessary to verify the calculation of amounts due hereunder. Notwithstanding the foregoing, such reports to Bayer and/or Chiron may include a description of the procedures performed, whether Gen-Probe’s calculations are accurate, and a description of any discrepancies in sufficient detail to permit the Parties to discuss appropriate remedies while preserving to the greatest extent possible the confidentiality of business sensitive information of Gen-Probe. If any such audit discloses an underpayment of five percent (5%) or more for the period of such audit, which shall be at least four (4) quarters in length, Gen-Probe shall bear the costs of such audit. Otherwise, such audit shall be at the expense of Bayer or Chiron, as the case may be. Underpayments resulting from withholding taxes shall not be deemed underpayments for the purposes of this Section 4.2.

     4.3 Payment. Payment of royalties due Bayer shall accompany each of the statements to be submitted in accordance with Section 4.1 above. Gen-Probe shall be responsible for the payment of royalties to Bayer on any sales of Licensed Products by Gen-Probe’s Affiliates.
     4.4 Late Payment. If royalties are not paid by Gen-Probe when due, interest shall accrued and be paid to Bayer on the unpaid royalties at the lesser of (i) two percent (2%)_above the 90 day U.S. Dollar LIBOR rate as published in the Wall Street Journal as of the date payment is due or (ii) the maximum rate permitted by law, calculated from the date on which each respective payment should have been paid until the date of the applicable actual payment.
     4.5 Withholding Tax. Gen-Probe shall withhold taxes required to be paid to a taxing authority on account of payment of royalties to Bayer hereunder (and shall have no obligation to increase or gross-up the amount payable to Bayer in connection with such withholding taxes), and Gen-Probe shall furnish Bayer with satisfactory evidence of such withholding and payment in order to permit Bayer to obtain a tax credit or other relief as may be available under the applicable law or treaty. Gen-Probe shall cooperate with Bayer in obtaining exemption from withholding taxes where available under applicable laws and treaties.
     4.6 Currency. All payments due hereunder shall be payable in United States Dollars. All royalties due for sales in countries foreign to the United States shall be converted (for the purposes of calculation only) into equivalent United States Dollars at the exchange rate published in the Wall Street Journal at the close of business on the last business day of the applicable quarterly reporting period.
     4.7 Currency Control. If, by law, regulations, or fiscal policy of a particular country, payment as provided for above is restricted or forbidden, notice thereof in writing will be given to Bayer and payment of the royalty will be made through such lawful means or methods as

Bayer designates. If Bayer fails to so designate such lawful means or methods within sixty (60) days after such notice is given to Bayer, the payment of royalties by Gen-Probe will be made by the deposit thereof in local currency to the credit of Bayer in a recognized banking institution designated by Bayer or, if none be designated by Bayer within such period of sixty (60) days, in a recognized banking institution of which Gen-Probe shall notify Bayer. Any payment made pursuant to this Section 4.7 shall not be considered late or past due nor constitute a breach of this Agreement, including for purposes of Sections 4.4 and 7.1, if such payment is made within forty-five (45) days of (i) Bayer’s designation of lawful means and methods of payment or (ii) the expiration of the sixty (60) day period described in this Section above.
ARTICLE 5 – REPRESENTATIONS; COVENANTS; INFRINGEMENT
     5.1 Representations and Warranties of Bayer. Bayer represents and warrants to Gen-Probe that:
     (a) Bayer is the successor in interest to CDC under the Cross License Agreement and has the full right and power to grant Gen-Probe the sublicense rights being granted pursuant to the terms of this Sublicense Agreement (including the extension to the duration of such sublicense rights, if Gen-Probe exercises its option rights under Section 2.3) and, upon execution and delivery of this Agreement and upon exercise of Gen-Probe’s option rights under Section 2.3, as applicable, Gen-Probe will acquire valid and subsisting sublicense rights on the terms and conditions set forth in this Agreement, such sublicense rights being free and clear of any liens, claims, encumbrances, pledges, security interests, options, rights of first refusal or restrictions on transfer of any nature whatsoever.

     (b) There is no pending Bayer patent application relating to HIV or HCV that if issued would cover the manufacture, use, importation, offer for sale, or sale of HCV TMA products manufactured by Gen-Probe and sold by Bayer as of the Effective Date. To the best of Bayer’s knowledge, Schedule 1 hereto completely and correctly identifies all U.S. patents included within the Chiron Patents as of the date hereof. To Bayer’s actual knowledge, as of the Effective Date, the Licensed Patent Rights are valid and enforceable.
     (c) Except as set forth on Schedule 4, within the past two years, neither Bayer nor Bayer Corporation, the parent of Bayer, has received any written notice alleging that any Bayer HIV or HCV bDNA or TMA-based products sold by Bayer infringes patent rights of any Third Party relating to nucleic acid sequences for HIV or HCV, and Bayer is not aware of any pending or threatened litigations, actions, claims or proceedings asserting any such infringement.
     d) With respect to the Chiron License Agreement, (i) Bayer has heretofore delivered to Gen-Probe’s internal general counsel (subject to the confidentiality provisions of Article 6 hereof and solely for the purpose of verification of the representations set forth in Section 5.1(e)) a true, correct and complete copy of all portions of the Chiron License Agreement and the June 30, 2005 amendment relevant to representations set forth in Section 5.1(e); (ii) within five (5) days following execution of both this Sublicense Agreement and a reasonable confidentiality agreement between Bayer external legal counsel for Gen-Probe, Bayer will deliver to external counsel a true, correct and complete copy of the Chiron License Agreement and the June 30, 2005 amendment and shall reasonably cooperate with Gen-Probe’s external counsel in connection with counsel’s verification of the representations set forth in Section 5.1(e)); (iii) the June 30, 2005 amendment to the Chiron License Agreement is the only amendment to the Chiron License Agreement and no negotiations or discussions are underway as of the Effective Date to amend or modify the Chiron License Agreement; (iv) the Chiron License Agreement is in full force and effect as of the Effective Date and there exists no material breach or default or event which would (with the passage of time, or notice, or both) constitute a material breach or default thereunder by Bayer or, to the knowledge of Bayer, Chiron, which would reasonably be expected to result in the termination of the Chiron License Agreement, a right of Bayer or Chiron, as the case may be, to terminate the Chiron License Agreement, or in the termination, suspension or other material impairment of the sublicense rights being granted to Gen-Probe hereunder, (v) neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, (A) will result in a breach or default or event which would (with the passage of time, or notice, or both) constitute a breach or default thereunder, (B) will terminate or modify (or result in Chiron having the right to terminate or modify) the rights of Bayer under the Chiron License Agreement or (C) will require any consent, approval, waiver or other action by Chiron or, to the knowledge of Bayer, any other Person, (vi) the voluntary termination right granted to Bayer under Section 7.3 of the Chiron License Agreement has lapsed and is of no further force or effect, (vii) Bayer has not previously exercised, and has no ongoing rights to exercise, any option or right under the Chiron License Agreement with respect to the Chiron Sublicensable Patents, as defined in the Chiron License Agreement, and (vii) the sublicenses granted hereunder shall survive any termination of the Chiron License Agreement.
     (e) The Earned Royalties and Minimum Royalties identified on Schedule 2 attached hereto relating to Licensed Products for HCV are equal to, and shall be adjusted from time to time so that they continue to be equal to, the lowest Earned Royalties and Minimum Royalties, (as defined under the Chiron License Agreement), required to be imposed by Bayer on its sublicensees under the Chiron License Agreement in respect of Bayer’s sublicensees for HCV products, it being the agreement of the Parties that the Earned Royalties and Minimum Royalties payable by Gen-Probe for any Licensed Products for HCV hereunder shall not exceed the lowest applicable Earned Royalties and Minimum Royalties that Bayer is required to impose on its sublicensees for such Licensed Products under the Chiron License Agreement. Within sixty (60) days of any event that requires or permits adjustment of the Earned Royalties and Minimum Royalties identified on Schedule 2 so that they are equal to the lowest Earned Royalties and Minimum Royalties required to be imposed by Bayer on its sublicensees under the Chiron License Agreement, Bayer shall notify Gen-Probe of such event and of the amount of adjusted Earned Royalties and/or Minimum Royalties.
     5.2 Mutual Representations and Warranties. Without limiting any of the other representations, warranties, and undertakings made by the Parties under this Sublicense Agreement, each of Gen-Probe and Bayer hereby represents and warrants to the other that:
     (a) Each is a duly organized and validly existing corporation or limited liability company, as applicable, in good standing under the laws of its respective jurisdictions of incorporation or organization, as applicable.

     (b) Each has the power and authority to execute and deliver this Sublicense Agreement and perform its obligations hereunder.
     (c) This Sublicense Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors, rights generally or by the principles governing the availability of equitable remedies.
     (d) Neither it nor any of its Affiliates is a party to, subject to, or bound by any agreement, understanding or judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which would (i) prevent it from performing under this Sublicense Agreement or (ii) conflict with or be breached by the execution, delivery or performance by it of this Sublicense Agreement. There is no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to such Party’s knowledge, threatened against or relating to such Party which, in each case, could prevent such Party from carrying out its obligations under this Sublicense Agreement.
     5.3 Certain Limitations. Notwithstanding the above, nothing in this Sublicense Agreement shall be construed as:
     (a) a warranty or representation by Bayer as to the scope or validity of any claim or patent in the Licensed Patent Rights;
     (b) a warranty or representation by Bayer that any product made, used, or sold by Gen-Probe under any license granted hereunder is or will be free from infringement of patents of any Third Parties;

     (c) an obligation or requirement on the part of Bayer to file or prosecute any patent application or to secure or maintain any patent in the Licensed Patent Rights;
     (d) subject to section 5.5, an obligation or requirement on the part of Bayer to bring or prosecute any action or suit against any Third Party for infringement of any patent in the Licensed Patent Rights;
     (e) subject to Gen-Probe’s right to use Bayer’s name(s) in public announcements or other disclosures made pursuant to Section 6.1 or 6.5, conferring a right on Gen-Probe or its Affiliates to use in advertising, publicity, or any other manner any trademark or trade name of Bayer without the prior, specific written consent of Bayer; or
     (f) a warranty or representation by Bayer that any product sold or service performed by Gen-Probe or its Affiliates, whether covered by the Licensed Patent Rights or not, is efficacious, safe, or in compliance with any law or regulation.
     5.4 Performance under Chiron License Agreement. (a) Bayer will notify Chiron of the execution and delivery of this Sublicense Agreement and, in connection with the audit rights granted to Chiron under Section 4.2 above, Bayer will provide Chiron with copies of Gen-Probe’s quarterly reports provided under Section 4.1. Bayer covenants and agrees (i) to use its reasonable best efforts to maintain the Chiron License Agreement in full force and effect and (ii) not to take (or permit to be taken) any actions (including, without limitation, permitting any amendment, modification or waiver of the Chiron License Agreement) that could reasonably be expected to result in the termination, material restriction or material impairment of, or otherwise have a material adverse effect on Bayer’s rights under the Chiron License Agreement as the same relate to the Licensed Patent Rights or on the sublicense rights granted to Gen-Probe and its

Affiliates hereunder. Bayer will promptly provide written notice to Gen-Probe of any written notices that Bayer receives under the Chiron License Agreement from Chiron that relate to or affect, whether positively or adversely, the Licensed Patent Rights, including, but not limited to, notice of issuance of patents on pending patent applications, reexaminations, reissues, and interferences and oppositions and similar developments affecting the Licensed Patent Rights. If and to the extent that Bayer has the right to exercise any options or rights under the Chiron License Agreement that relate to or affect the Licensed Patent Rights, Bayer will give timely written notice to Gen-Probe and will reasonably consult with Gen-Probe as to the exercise of such options or rights for the benefit of Gen-Probe. Bayer shall ensure that Gen-Probe receives the full benefit of any amendments or modifications to the terms of the Chiron License Agreement which are permitted hereunder and which are relate to or affect the sublicense rights granted to Gen-Probe under Article 2 above. Notwithstanding anything to the contrary contained herein or in the Chiron License Agreement, the sublicenses granted hereunder shall survive any termination of the Chiron License Agreement.
     (b) If Bayer receives or delivers any written notice of default under the Chiron License Agreement, Bayer will promptly (but in any event at least thirty (30) days prior to the expiration of any applicable cure period) provide written notice to Gen-Probe thereof.
     5.5 Infringement by Third Parties. Each Party shall notify the other if it becomes aware of significant infringement by a Third Party of any Licensed Patent Rights. Bayer shall reasonably consult with Gen-Probe in connection with any such Third Party infringement of Licensed Patent Rights, and shall diligently and in good faith, subject to Bayer’s commercially reasonable judgment, pursue its rights under Section 6.4 of the Chiron License Agreement for the benefit of Gen-Probe. In this regard, Bayer shall give due consideration to economic interests of

Gen-Probe’s which are affected by such infringement. Bayer shall keep Gen-Probe reasonably advised with respect to all material developments concerning such Third Party infringement to the extent that such disclosure to Gen-Probe does not violate any confidentiality obligation to which Bayer is subject. Gen-Probe shall reasonably cooperate with Chiron and/or Bayer in connection with any legal action brought against a Third Party infringer of the Licensed Patent Rights, provided that all reasonable costs and expenses incurred by Gen-Probe in connection with such cooperation shall be reimbursed by Bayer in accordance with Section 6.4.4. of the Chiron License Agreement.
     5.6 Indemnification.
     (a) Gen-Probe shall defend Bayer at Gen-Probe’s cost and expense, and will indemnify and hold harmless Bayer, from and against any and all claims, losses, costs, damages, fees or expenses, including reasonable attorneys’ fees (collectively, “Losses”) arising out of or in connection with any action, suit, claim, or proceeding threatened or brought against Bayer by any Third Party arising out of the manufacture, design, commercialization, use, marketing or sale by Gen-Probe or its Affiliates of any Licensed Product, including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of a Licensed Product, claimed by reason of breach of warranty, negligence, product defect, or other similar cause of action, regardless of the form in which any such claim is made, provided, however, that such indemnity shall not extend to any Losses proximately caused by any breach of this Agreement by Bayer or any willful misconduct or negligent act of Bayer or its Affiliates.

     (b) Bayer shall defend Gen-Probe and its Affiliates at Bayer’s cost and expense, and will indemnify and hold harmless Gen-Probe and it Affiliates, from and against any and all Losses arising out of or in connection with any action, suit, claim, or proceeding threatened or brought against Gen-Probe or any of its Affiliates by Chiron or any of its Affiliates in respect of the payment of royalties by Gen-Probe in connection with the sale of the Licensed Products, to the extent such payments have actually been made by Gen-Probe and comply with the terms and condition of this Sublicense Agreement.
     (c) Each Party shall defend the other Party and its Affiliates at the indemnifying Party’s cost and expense, and will indemnify and hold harmless the other Party and it Affiliates, from and against any and all Losses (whether or not involving a Third Party claim) arising out of or in connection with any breach or inaccuracy of any representation or warranty made by the indemnifying Party in this Agreement or any breach or non-performance of any covenant, agreement or undertaking made by the indemnifying Party in this Agreement..
     (d) A Party claiming indemnification pursuant to this Section 5.6 (the Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing upon becoming aware of any claim to which such indemnification may apply. Unreasonable delay in providing such notice shall constitute a waiver of the Indemnifying Party’s indemnity obligations hereunder if, and only if, the Indemnifying Party’s ability to defend such claim is materially impaired thereby. The Indemnifying Party shall have the right to assume and control the defense of the claim at its own expense. If the right to assume and have sole control of the defense is exercised, the

Indemnified Party shall have the right to participate in, but not to control, such defense at its own expense, and the Indemnifying Party’s indemnity obligations shall be deemed not to include attorneys’ fees and litigation expenses incurred by the Indemnified Party after the assumption of the defense by the Indemnifying Party. If the Indemnifying Party does not assume the defense of the claim, the Indemnified Party may defend the claim at the Indemnifying Party’s expense. The Indemnified Party will not settle or compromise the claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party will not settle or compromise the claim in any manner which would have an adverse effect on the Indemnified Party without the consent of the Indemnified Party, which consent, in each case, will not be unreasonably conditioned, withheld or delayed. Each Party shall reasonably cooperate with the other and will make available to the other all pertinent information under the control of such Party, all at the expense of requesting Party.
     5.7 Survival of Representations and Warranties. The representations and warranties of the Parties set forth herein shall survive the termination or expiration of this Agreement.
     5.8 Marking; Regulatory Filings. Gen-Probe and its Affiliates shall mark Licensed Products made, used, imported, or sold in the United States with appropriate United States patent numbers of the relevant patents in Licensed Patent Rights in compliance with United States patent laws. Gen-Probe shall use commercially reasonable efforts to obtain approval for the use of the “CE” mark on all Licensed Products sold by Gen-Probe for use in the European Union. Gen-Probe shall have the right to make all regulatory filings required throughout the world in connection with the development, manufacture, use, marketing, sale and distribution of any Licensed Products and to control all aspects of such filing and any related proceedings.

ARTICLE 6 – CONFIDENTIALITY
     6.1 This Sublicense Agreement, all Schedules and attachments hereto, and all written information and materials exchanged between the Parties in performing hereunder, shall be deemed “Confidential Matter” as provided below. Notwithstanding the foregoing, Gen-Probe shall have the right to identify itself as a sublicensee of Bayer and Chiron, and to refer to the existence of this Agreement, in public announcements. Further, Gen-Probe shall have the right to make public announcements concerning significant developments with respect to Licensed Products hereunder, provided that, subject to Section 6.5 below, Gen-Probe shall reasonably consult with Bayer concerning the timing and content of such announcements.
     6.2 Confidential Matter received by a Party from the other shall not be disclosed by such receiving Party to any Third Party, or used by such receiving Party for its benefit, or that of a Third Party, except as expressly provided herein.
     6.3 To be accorded treatment as Confidential Matter, however, such information and materials:
     (a) must be first disclosed to the receiving Party in writing and be clearly identified as “Confidential;” or
     (b) if first disclosed orally, must be reduced to writing by the disclosing Party and be clearly identified as “Confidential,” and delivered to the receiving Party within thirty (30) days of its first oral disclosure to the receiving Party; or
     (c) if a physical item, must be clearly identified as “Confidential,” or words to the same effect, or be accompanied by a writing specifically identifying such item as “Confidential.”

Information and material provided by one party to the other hereunder which is not identified as “Confidential,” as provided above shall be considered as given and received without any obligation of confidentiality or nonuse and the receiving Party shall be free to use such information in any way it sees fit, subject only to any rights that the disclosing Party may have under the relevant patent laws.
     6.4 Notwithstanding the foregoing, “Confidential Matter” shall not include any information or material that:
     (a) is known by the receiving Party prior to receipt from the disclosing party as evidenced by documents in the possession of the receiving Party at the time of disclosure, or
     (b) after receipt from the disclosing Party, is disclosed to the receiving Party by a third party having the legal right to do so, or
     (c) is available to the public at the time of receipt from the disclosing Party, or
     (d) becomes available to the public after receipt from the disclosing Party through no fault of the receiving Party, or
     (e) is developed by the receiving Party independently of information received from the disclosing Party.
     6.5 Further, the obligations of confidentiality and nonuse of this Article 6 shall not apply to information or material:
     (a) which is required to be disclosed by subpoena, order or other requirement of a court, administrative agency, or other governmental body provided that the receiving party has provided reasonable advance notice to allow the disclosing Party the opportunity to seek a protective order or otherwise contest, prevent or limit such disclosure and provided further the confidentiality and non-use obligations set forth in this Article 6 shall continue to be fully applicable to any information or material disclosed pursuant to this subsection 6.5(a) except solely with respect to the required disclosure as described above; or
     (b) which is provided in connection with due diligence related to a possible acquisition, merger, consolidation, sale of stock, sale of significant assets or similar transaction by either Party, provided that the recipient(s) are bound by satisfactory confidentiality obligations in favor of each of the Parties but which are no less restrictive than those contained in this Agreement; or
     (c) which is required to be disclosed in order to comply with any applicable laws, rules or regulations, including, without limitation, the rules of any stock exchange on which such Party’s securities are traded, provided that the disclosing Party shall use reasonable best efforts to provide reasonable advance notice to allow the other Party the opportunity to comment as to the nature and extent of such disclosure and, consistent with its obligations under applicable laws, rules or regulations, the disclosing Party shall reasonably consider such comments.
     6.6 Each Party shall use the same level of care in complying with the obligations hereof respecting Confidential Matter as it does with respect to its own information of similar nature. The Parties mutually represent and warrant that each and every employee who will have access to the other party’s Confidential Matter hereunder shall be under contractual obligation not to disclose or use such Confidential Matter except as directed by such Party. Each Party hereby agrees that it shall advise each and every of its employees who will have access to the other Party’s Confidential Matter of the restrictions on disclosure and use of such Confidential Matter set forth in this Article 6.
ARTICLE 7 – TERM AND TERMINATION
     7.1 Termination. (a) Either Party may terminate this Sublicense Agreement at any time if the other Party fails to perform any material covenant, condition, or limitation herein, and has failed to cure its breach within sixty (60) days after receipt of written notice of such breach, such termination being without prejudice to the non-breaching Party’s other rights and remedies at law or in equity. For the avoidance of doubt, any termination, material impairment or material restriction of the Chiron License Agreement shall be deemed to constitute a material breach of this Sublicense Agreement by Bayer, and shall entitle Gen-Probe, in addition to its other rights and remedies at law or in equity, to terminate this Sublicense Agreement effective immediately upon written notice to Bayer.
     (b) If either Party files in any court or agency pursuant to any bankruptcy or insolvency law a petition in bankruptcy or insolvency or for reorganization or similar arrangement or for the appointment of a receiver or trustee of such Party or its assets, if either Party is served with an involuntary petition against it in any insolvency proceedings, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed or if either party makes an assignment for the benefit of its creditors, then, in each case, the other Party shall have the right to terminate this Agreement effective immediately upon written notice to such Party. All licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. The Parties agree that Gen-Probe shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to the performance of its preexisting obligations under this Agreement.
     7.2 Term. Unless earlier terminated as provided in this Article 7, this Sublicense Agreement shall continue in full force until October 1, 2010, or, if Gen-Probe exercises the option granted under Section 2.3, until the expiration date of the last to expire patent in the Licensed Patents Rights.
     7.3 Survival. Upon expiration or earlier termination of this Sublicense Agreement, all obligations of confidentiality created under Article 6 above shall survive and continue for a period of five (5) years from the date of termination. All obligations of the Parties with respect to infringement and other indemnities (Section 5.6), as well as any other provision which, by its nature, is intended to survive termination, shall survive and continue to be enforceable without limitation. Further, any expiration or termination of this Agreement shall not affect any liability or obligation which accrued prior to such expiration or termination.
     7.4 Unforeseen Circumstances. Neither Party shall be liable in damages for, nor shall this Sublicense Agreement be terminable or cancelable because of, any delay or default in any such Party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each Party agrees to endeavor to promptly resume its performance hereunder if such performance is delayed or interrupted by reason of such forces majeure as listed above. This Section 7.4 shall not apply to any termination, material impairment, or material restriction of the Chiron License Agreement.

ARTICLE 8 – ASSIGNMENT AND CHANGE OF CONTROL
     8.1 Except as otherwise expressly provided in this Article 8, this Sublicense Agreement and the rights and obligations of the Parties under this Sublicense Agreement shall not be assignable or transferable, whether in whole or in part, whether by operation of law or otherwise, by any Party without the written consent of the other Parties. Any purported transfer or assignment by either Party in violation of this Article 8 shall constitute a material breach of this Sublicense Agreement and shall be null and void ab initio.
     8.2 Notwithstanding Section 8.1,:
     (a) Bayer shall have the right to assign or transfer this Agreement, whether by operation of law or otherwise to (i) any Affiliate of Bayer or (ii) any Third Party that acquires all or substantially all of the assets, business and operations relating to the HCV and HIV Nucleic Acid Assay products of Bayer; provided, however, that such assignment or transfer is permitted under the terms of the Chiron License Agreement without terminating or otherwise adversely affecting the sublicense rights and/or options granted hereunder; and provided, further, that in connection with any such assignment, Bayer shall obtain an undertaking from such Affiliate or Third Party, in form and substance reasonably acceptable to Gen-Probe, to assume and be bound by the terms of this Sublicense Agreement and the Chiron License Agreement.
     (b) Gen-Probe shall have the right to assign or transfer its rights and obligations under this Sublicense Agreement to (i) any Affiliate of Gen-Probe or (ii) any Third Party that acquires all or substantially all of the assets, business and operations relating to In Vitro Diagnostics; provided, however, that in connection with any such assignment, Gen-Probe shall obtain an undertaking from such Affiliate or Third Party, in form and substance reasonably acceptable to Bayer, to assume and be bound by the terms of this Sublicense Agreement.
     8.3 Subject to the terms of this Article 8 set forth above, this Sublicense Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.
ARTICLE 9 – FIELD RESTRICTIONS AND OTHER COVENANTS
     9.1 Gen-Probe Covenant Regarding Blood Screening .
     9.1.1 Gen-Probe and its Affiliates shall not label or promote any Licensed Product labeled or promoted for use as an IVD product for use in Blood Screening; and Gen-Probe shall use commercially reasonable efforts to prevent its Authorized Distributors from labeling or promoting any Licensed Product labeled or promoted for use as an IVD product in any respect for use in Blood Screening.
     9.1.2 Further, Gen-Probe and its Affiliates and Authorized Distributors shall, to the extent permitted by law (e.g., without limitation, regulatory, e.g., US FDA, requirements), include on or with each Licensed Product labeled or promoted for use as an IVD Product a statement as follows: “This product is not intended for use for testing or screening pooled samples containing specimens from more than one individual, or otherwise in blood or plasma screening”, or such other language proposed by Gen-Probe for the reasonable approval of Bayer. The location of such notice shall be the product insert of such Licensed Products or such other reasonably prominent location to be determined by Gen-Probe.
     9.1.3 In the event that Gen-Probe becomes aware of any material use in Blood Screening of Licensed Products labeled or promoted for use as an IVD Product, Gen-Probe will promptly notify Bayer in writing of the relevant facts and, if so requested by Bayer, Gen-Probe will (i) meet and confer with Bayer and Chiron in good faith to determine what steps either or both should take to abate such infringing use and (ii) notify in writing, with a contemporaneous copy to Bayer, any of its customers that engages in such infringing use that use of the relevant Licensed Product in Blood Screening may infringe one or more of the Chiron Patents.
     9.1.4 Nothing in this Section 9.1 shall apply to any product to the extent that Gen-Probe’s activity and that of its Affiliates with respect to such product is separately licensed in Blood Screening under the Chiron Patents.
     9.2 Gen-Probe Covenant Regarding Product Labeling. Gen-Probe and its Affiliates shall, to the extent permitted by law (e.g., without limitation, regulatory, e.g., US FDA, requirements such as pertaining to Analyte Specific Reagents), include on or with each Licensed Product directed to HCV a statement as to the number of Units contained within each such Licensed Product, using such language to be determined by Gen-Probe and approved in advance in writing by Bayer, which approval shall not be unreasonably withheld. The location of such statement shall be in the product insert of such Licensed Products or such other reasonably prominent location to be determined by Gen-Probe.
ARTICLE 10 – OTHER PROVISIONS
     10.1 Governing Law. This Sublicense Agreement shall be governed by, and the rights of the Parties hereunder shall be determined and enforced in accordance with, the laws of the State of New York without reference to its conflict of laws principles.
     10.2 Construction. This Sublicense Agreement shall not be strictly construed against any party hereto, whether that party is the drafting party or not, and shall instead be liberally construed to effectuate the purposes and goals set forth herein. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time. References to any Person include the permitted successors and assigns of that Person. Any reference to “days” means calendar days unless otherwise specified.
     10.3 Notices. Any notice required or permitted by this Sublicense Agreement shall be in writing and delivered in accordance with this Section 10.3. A notice shall be considered served five (5) days after it is deposited in the national postal system in a sealed envelope with sufficient postage affixed, or two (2) days after it is deposited in a national overnight courier service that offers proof of delivery, and addressed to the party to whom such notice is directed at the appropriate address given below (or to such different address as Bayer or Gen-Probe in the future may designate in writing):

(a) If to Bayer:	Bayer HealthCare LLC
Diagnostics Division
511 Benedict Avenue
Tarrytown, New York 10591
Attention: Law & Patents

(b) If to Gen-Probe:	Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121-4362
Attention: General Counsel

     10.4 Effect of Headings. All article and section captions or titles are inserted herein for ready reference only and are without contractual significance or effect.
     10.5 Integration. This Sublicense Agreement, together with the schedules and exhibits attached hereto, constitutes the entire agreement between the Parties relating to the sublicense rights granted hereunder and supersedes any and all prior discussions, negotiations and/or agreements, whether oral or in writing, between the Parties relating to such sublicense rights, including the Short Form Settlement Agreement. There are no understandings, representations, or warranties of any kind relating to the sublicense rights granted hereunder except as expressly set forth herein.
     10.6 Waiver. This Sublicense Agreement may not be waived, altered, extended, or modified except by written agreement of the Parties.
     10.7 Independent Contractors. The performance of each Party hereunder is undertaken as an independent contractor and not as an agent or partner of the other Party. Neither Party shall enter into or incur, or hold itself out to Third Parties as having authority to enter into or incur on behalf of the other Party, any contractual obligation, expense, or liability whatsoever.
     10.8 Severability. If any provision of this Sublicense Agreement is held invalid, illegal, unenforceable or in conflict with the law of any jurisdiction, all other terms, conditions and provisions of this Agreement shall nevertheless remain unaffected, in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     10.9 Multiple Executions. This Sublicense Agreement may be executed in one or more copies, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, however, this Sublicense Agreement shall have no force or effect until executed by both Parties.
     10.10 Further Assurances. The Parties shall perform all legally proper acts and execute all documents as are reasonably needed for carrying out the intent of this Sublicense Agreement.
     10.11 Alternative Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof or the transactions contemplated thereby (“Dispute”) shall be resolved in accordance with Section 8.2 of the Definitive Settlement Agreement and Exhibit H to the Definitive Settlement Agreement.
     IN WITNESS WHEREOF, the Parties have duly signed and have made delivery to the other.

BAYER HEALTHCARE LLC		GEN-PROBE INCORPORATED

By:	/s/ Anthony P. Bihl, III	By:	/s/ Henry L. Nordhoff

	Anthony P. Bihl, III		Henry L. Nordhoff
Title:	President, Diagnostics Division	Title:	President and Chief Executive Officer

Date: August 2, 2006		Date: August 1, 2006

SCHEDULE 1: CHIRON US PATENTS

Inventors	US Patent No	Patent Date
Houghton, et al.	5,714,596	02-03-98
“	6,074,816	06-13-00
“	5,712,088	01-27-98
“	5,863,719	01-26-99
Miyamura, et al.	5,372,928	12-13-94
“	5,959,092	09-28-99
Cha, et al.	6,071,693	06-06-00
Chien, et al.	6,416,944	07-09-00
Weiner	5,851,759	12-22-98
Luciw, et al.	6,531,276	03-11-03

SCHEDULE 2: ROYALTY PAYMENTS
[***]
*** Confidential Treatment Requested

SCHEDULE 3
[***]
*** Confidential Treatment Requested

SCHEDULE 4
[***]
** Confidential Treatment Requested

Exhibit D
Stipulation of Dismissal of California Action 565

LATHAM & WATKINS LLP
Stephen P. Swinton (Bar No. 106398)
Alexander E. Long (Bar No. 216634)
600 West Broadway, Suite 1800
San Diego, California 92101-3375
Telephone: (619) 236-1234
Facsimile: (619) 696-7419
GEN-PROBE INCORPORATED
R. William Bowen, Jr. (102178)
10210 Genetic Center Drive
San Diego, CA 92121-4362
Telephone: (858) 410-8918
Facsimile: (858) 410-8637
Attorneys for Plaintiff and Counterclaim Defendant
GEN-PROBE INCORPORATED
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF CALIFORNIA

GEN-PROBE INCORPORATED,	CASE NO. 04-CV-565 LAB (WMc)

Plaintiff,	STIPULATION FOR DISMISSAL WITH
PREJUDICE, AND [PROPOSED] ORDER
v.	THEREON

BAYER HEALTHCARE LLC and BAYER CORPORATION,

Defendants.

BAYER HEALTHCARE LLC, et al.,

Counterclaim Plaintiffs,
v.

GEN-PROBE INCORPORATED,

Counterclaim Defendant.

Attorneys At Law
San Diego

     IT IS HEREBY STIPULATED by and between the parties to this action, through their designated counsel, that the above-captioned action be and hereby is dismissed with prejudice pursuant to Federal Rule of Civil Procedure 41(a)(1). The parties shall be responsible for their own costs and attorneys’ fees.
     Notwithstanding this dismissal, the Honorable Magistrate Judge William McCurine Jr. shall have continuing jurisdiction to enforce the terms of the settlement agreement between the parties.
IT IS SO STIPULATED:

LATHAM & WATKINS LLP		SELTZER CAPLAN MCMAHON VITEK

By:	/s/ Alexander E. Long, Esq.	By:	/s/ Richard A. Clegg, Esq.

	Alexander E. Long, Esq.		Richard A. Clegg, Esq.
	Attorney for Plaintiff		Attorney for Defendants Bayer
	Gen-Probe, Incorporated		Healthcare LLC and Bayer Corp.

GEN-PROBE INCORPORATED		BAYER HEALTHCARE LLC

By:	/s/ R. William Bowen, Jr.	By:	/s/ Anthony P. Bihl, III

	R. William Bowen, Jr.		Anthony P. Bihl, III
	Vice President, General		President, Diagnostics Division
Counsel & Secretary

BAYER CORPORATION

		By:	/s/ George J. Lykos

George J. Lykos
Senior Vice President
IT IS SO ORDERED:
Dated: 8/7/06

/s/ William McCurine, Jr.

The Honorable William McCurine, Jr.
UNITED STATES MAGISTRATE JUDGE

Attorneys At Law
San Diego

1

Exhibit E
Stipulation of Dismissal of California Action 1668

LATHAM & WATKINS LLP
Stephen P. Swinton (Bar No. 106398)
Alexander E. Long (Bar No. 216634)
600 West Broadway, Suite 1800
San Diego, California 92101-3375
Telephone: (619) 236-1234
Facsimile: (619) 696-7419
GEN-PROBE INCORPORATED
R. William Bowen, Jr. (102178)
10210 Genetic Center Drive
San Diego, CA 92121-4362
Telephone: (858) 410-8918
Facsimile: (858) 410-8637
Attorneys for Plaintiff and Counterclaim Defendant
GEN-PROBE INCORPORATED
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF CALIFORNIA

GEN-PROBE INCORPORATED,	CASE NO. 05-CV-1668 B (WMc)

Plaintiff,	STIPULATION FOR DISMISSAL WITH
PREJUDICE, AND [PROPOSED] ORDER
v.	THEREON

BAYER HEALTHCARE LLC and BAYER CORPORATION,

Defendants.

BAYER HEALTHCARE LLC, et al.,

Counterclaim Plaintiffs,
v.

GEN-PROBE INCORPORATED,

Counterclaim Defendant.

Attorneys At Law
San Diego

     IT IS HEREBY STIPULATED by and between the parties to this action, through their designated counsel, that the above-captioned action be and hereby is dismissed with prejudice pursuant to Federal Rule of Civil Procedure 41(a)(1). The parties shall be responsible for their own costs and attorneys’ fees.
     Notwithstanding this dismissal, the Honorable Magistrate Judge William McCurine Jr. shall have continuing jurisdiction to enforce the terms of the settlement agreement between the parties.
IT IS SO STIPULATED:

LATHAM & WATKINS LLP		SELTZER CAPLAN MCMAHON VITEK

By:	/s/ Alexander E. Long, Esq.	By:	/s/ Richard A. Clegg, Esq.

	Alexander E. Long, Esq.		Richard A. Clegg, Esq.
	Attorney for Plaintiff		Attorney for Defendants Bayer
	Gen-Probe, Incorporated		Healthcare LLC and Bayer Corp.

GEN-PROBE INCORPORATED		BAYER HEALTHCARE LLC

By:	/s/ R. William Bowen, Jr.	By:	/s/ Anthony P. Bihl, III

	R. William Bowen, Jr.		Anthony P. Bihl, III
	Vice President, General		President, Diagnostics Division
Counsel & Secretary

BAYER CORPORATION

		By:	/s/ George J. Lykos

George J. Lykos
Senior Vice President
IT IS SO ORDERED:
Dated: 8/7/06

/s/ William McCurine, Jr.

The Honorable William McCurine, Jr.
UNITED STATES MAGISTRATE JUDGE

Attorneys At Law
San Diego

1

Exhibit F
Stipulation of Dismissal of Massachusetts Action

UNITED STATES DISTRICT COURT
FOR THE
DISTRICT OF MASSACHUSETTS

)
BAYER HEALTHCARE LLC,	)
)
Plaintiff,	)
)
v.	)	CIVIL ACTION NO. 05-12084-RCL
)
GEN-PROBE INCORPORATED,	)
)
Defendant.	)
)

STIPULATION OF DISMISSAL
     Plaintiff Bayer HealthCare LLC and defendant Gen-Probe Incorporated, constituting all of the parties to this proceeding, hereby stipulate, pursuant to Fed. R. Civ. P. 41(a)(1)(ii), that this action, including any and all claims, counterclaims, and defenses asserted herein, is hereby dismissed with prejudice and without costs or attorneys’ fees to any party.

BAYER HEALTHCARE LLC	GEN-PROBE INCORPORATED

By its attorneys,	By its attorneys,

/s/ Brian A. Davis	/s/ Michael P. Boudett

Brian A. Davis (BBO No. 546462)	Michael P. Boudett (BBO No. 558757)
Laurence D. Pierce (BBO No. 399283)	Barbara A. Fiacco (BBO No. 633618)
CHOATE, HALL & STEWART LLP	FOLEY HOAG LLP
Two International Place	155 Seaport Boulevard
Boston, Massachusetts 02110	Boston, Massachusetts 02110
Tele: 617-248-5000	Tele: 617-832-1000
Date: August ___, 2006

Exhibit G
Final Award in JAMS Arbitrations

JUDICIAL ARBITRATION AND MEDIATION SERVICE
IN THE CONSOLIDATED ARBITRATIONS BETWEEN

)
GEN-PROBE INCORPORATED,	)
)
Claimant,	)
)
v.	)	JAMS Ref. No. 1240015058
)
BAYER CORPORATION	)
and BAYER HEALTHCARE LLC,	)
)
Respondents and Counter-Claimants.	)
)

and

)
BAYER HEALTHCARE LLC,	)
)
Claimant,	)
)
v.	)	JAMS Ref. No. 1100045987
)
GEN-PROBE INCORPORATED,	)
)
Respondent.	)
)

STIPULATED FINAL AWARD
     Pursuant to the settlement agreement executed by Bayer Corporation and Bayer HealthCare LLC (collectively, “Bayer”), and Gen-Probe Incorporated (“Gen-Probe”) as of August 1, 2006, the parties hereby stipulate, and the Arbitrator hereby orders, that the terms described below shall constitute the final award for purposes of these consolidated arbitration proceedings:
STIPULATED FINAL AWARD

1.	The parties and the Arbitrator hereby adopt and incorporate by reference the terms of the Interim Arbitrator’s Opinion and Award, dated June 24, 2005, and appended hereto as Exhibit 1 (the “Interim Award”), provided, however, that the Arbitrator’s award of attorneys’ fees and costs to Gen-Probe contained in such Interim Award shall be deemed to have been satisfied by Bayer. No additional payment of attorneys’ fees or costs by Bayer shall be required;
2.	Except as modified pursuant to Paragraph 3 hereof, the parties and the Arbitrator hereby adopt and incorporate by reference the terms of the Award Following Supplemental Hearing Related to Royalty Issues, dated March 3, 2006, and appended hereto as Exhibit 2 (the “Supplemental Award”), provided, however, that neither party shall be entitled to recover any attorneys’ fees or costs in connection with the proceedings related to such Supplemental Award;
3.	The parties have separately approved and signed a written Sublicense Agreement to implement the terms of the Supplemental Award; and
4.	Any and all claims or counterclaims of the parties in the consolidated arbitration proceeding titled Bayer HealthCare LLC v. Gen-Probe Incorporated, JAMS Ref. No. 1100045987, shall be dismissed with prejudice and without attorneys’ fees or costs to either party.
5.	This Stipulated Final Award shall be binding, non-reviewable, and non-appealable.
SO STIPULATED BY THE PARTIES:
STIPULATED FINAL AWARD

Date: August 8, 2006	LATHAM & WATKINS LLP
	By:	/s/ Stephen P. Swinton
Stephen P. Swinton
Attorneys for Gen-Probe Incorporated

Date: August 3, 2006	CHOATE, HALL & STEWART LLP
	By:	/s/ Brian A. Davis
Brian A. Davis
Attorneys for Bayer Corporation and Bayer HealthCare LLC

SO ORDERED BY THE ARBITRATOR:
Date: August 18, 2006	By:	/s/ Edward J. Wallin
Hon. Edward J. Wallin (Ret.)
Arbitrator

STIPULATED FINAL AWARD

Exhibit H
Alternate Dispute Resolution

Alternate Dispute Resolution
     The parties recognize that from time to time a dispute may arise relating to either party’s rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding upon the parties.
     1. Negotiation. To begin the ADR process, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days).
     2. Mediation. If the dispute has not been resolved by negotiation within 28 days of the disputing party’s notice, or if the parties have failed to confer within 28 days after delivery of the notice, the parties shall endeavor to settle the dispute by mediation under the Mediation Procedures of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. All negotiations and proceedings pursuant to paragraphs 1 and 2 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

1

     3. Arbitration. If the dispute has not been resolved by mediation as provided herein within 90 days of the initiation of such procedure, either party may propose in writing to the other party that the dispute be resolved by arbitration. If arbitration is permissive rather than mandatory pursuant to Section 8.2 of the Settlement Agreement, the other party may object to the arbitration proposal if such party does not agree to arbitrate the dispute at issue. Failure of the other party to object in writing to arbitration within fourteen (14) calendar days shall be conclusively deemed to be consent to such arbitration pursuant to Section 8.2 of this Settlement Agreement. Any dispute submitted to arbitration shall be resolved in accordance with, except as otherwise expressly set forth in this Exhibit H, the CPR Rules for Non-Administered Arbitration in effect on the date of this agreement, by a sole arbitrator selected from the CPR Panel, except that if the amount in controversy exceeds $ 1,000,000, either party may opt for an arbitration conducted by three independent and impartial arbitrators, none of whom shall be appointed by either party. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The parties shall have the right to be represented by counsel in such a proceeding. The arbitrator(s) are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover such damages with respect to any dispute between them resolved by arbitration.
     The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location more than 100 miles from the principal place of business of either party or any of their subsidiaries or affiliates.

2

     The parties intend that discovery, although permitted to the extent described below, will be limited as described below except in exceptional circumstances, as determined by the neutral panel. The panel shall permit discovery as necessary for an understanding of any legitimate issue raised in the ADR, including depositions, interrogatories, requests for admissions, and production of documents. If the panel deems the taking of depositions appropriate, a party shall not take the deposition of more than five (5) individuals, and each deposition shall not exceed six (6) hours in length. If the panel deems interrogatories or requests for admissions appropriate, a party shall not submit more than ten (10) interrogatories or more than ten (10) requests for admission. Requests for production of documents shall be viewed conservatively by the panel and shall be narrowly directed to the issue in dispute.
     Unless otherwise agreed by the parties or otherwise expressly set forth herein, the neutral panel shall apply the Federal Rules of Evidence to the proceedings.
     Prior to the completion of in person testimony, each party shall submit a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The arbitrator(s) shall rule on each disputed issue within thirty (30) days following completion of in person testimony. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

3

     The arbitrator(s) shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses and reasonable costs of discovery), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:
     (a) If the arbitrator(s) rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.
     (b) If the arbitrator(s) rules in favor of one party on some issues and the other party on other issues, the arbitrator(s) shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The arbitrator(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.
     The rulings of the arbitrator(s) and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.
     The existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed confidential information in accordance with and subject to Article 16.0 of this Settlement Agreement.

4